As filed with the Securities and Exchange Commission on January 10, 2001

                                                      Registration No. 333-43788

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                AMENDMENT NO.3
                                      To
                                   FORM S-1
                                      On
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         FiberNet Telecom Group, Inc.

            (Exact name of Registrant as specified in its charter)

                                   Delaware
                        (State or other jurisdiction of
                        incorporation or organization)

                                     4813
                         (Primary Standard Industrial
                          Classification Code Number)

                                  52-2255974
                               (I.R.S. Employer
                              Identification No.)

                             570 Lexington Avenue
                           New York, New York 10022
                                (212) 405-6200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Michael S. Liss
                     President and Chief Executive Officer
                         FiberNet Telecom Group, Inc.
                             570 Lexington Avenue
                           New York, New York 10022
                                (212) 405-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies To:

                              Gordon Caplan, Esq.
                          Mintz, Levin, Cohn, Ferris,
                            Glovsky and Popeo, P.C.
                                Chrysler Center
                               666 Third Avenue
                           New York, New York 10022
                                (212) 935-3000

          Approximate date of commencement of proposed sale to public: From time to time after the date on which this registration statement becomes effective.

          If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                         (continued on following page)

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF EACH                         PROPOSED MAXIMUM                         AMOUNT OF
                     CLASS OF SECURITIES                   AGGREGATE AMOUNT                         REGISTRATION
                     TO BE REGISTERED (1)                  OF OFFERING (2)(3)                       FEE (4)(5)
                     --------------------                  ------------------                       ----------
                     Common Stock, par value                              (7)                              (7)
                     $.001 per share (6)

                     Preferred Stock, par value                           (7)                              (7)
                     $.001 per share

                     Debt Securities                                      (7)                              (7)

                     Warrants                                             (7)                              (7)

                     Subtotal:

                     Total:                                     $ 150,000,000                         $ 39,563



     (1) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, as shall have an aggregate initial offering price not to exceed $150 million. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150 million, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

     (2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

     (3) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

     (4) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     (5) Of the total amount owed, $38,000 was paid on August 15, 2000, in connection with the filing of the Registration Statement on Form S-1 that is amended by this Registration Statement.

     (6) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

     (7) Not required to be included in accordance with General Instruction II.D of Form S-3.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may+ +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.           +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 10, 2001

PROSPECTUS


                         FiberNet Telecom Group, Inc.


                                 $150,000,000

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                   WARRANTS

     We may from time to time issue up to $150 million aggregate principal amount of common stock, preferred stock, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. The securities may be sold directly by us, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.


                  Investing in our securities involves risks.
                    See "Risk Factors" beginning on page 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UP ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                 The date of this prospectus is        , 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About This Prospectus......................................................   5
Business Summary...........................................................   5
Risk Factors...............................................................   7
Forward Looking Statements.................................................  15
Ratio of Earnings to Fixed Charges.........................................  16
Use of Proceeds............................................................  16
Dividend Policy............................................................  16
Business...................................................................  17
Certain Relationships and Related Transactions.............................  36
The Securities We May Offer................................................  39
Description of Capital Stock...............................................  39
Description of Debt Securities.............................................  44
Description of Warrants....................................................  49
Legal Ownership of Securities..............................................  51
Plan of Distribution.......................................................  54
Legal Matters..............................................................  55
Experts....................................................................  55
Where You Can Find More Information........................................  55
Incorporation of Documents by Reference....................................  55

                             ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150 million. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

       Unless the context otherwise requires, throughout this prospectus FiberNet, we, us and our refer to FiberNet Telecom Group Inc., and its subsidiaries.

       This prospectus contains trademarks and trade names of other companies.


                                  THE COMPANY

Our Business

       We deploy, own and operate state-of-the-art, fiber-optic networks designed to provide comprehensive broadband connectivity for data, voice and video transmission to communications service providers in major metropolitan areas. These networks provide an advanced, high bandwidth, fiber-optic solution to support the growing demand for network capacity in the intra-city market, or local loop. We provide optical transport within and between carrier hotels, which are facilities where service providers exchange and route communications traffic, as well as optical transport from carrier hotels to tenants in select, class A commercial office buildings. Our networks support multiple transmission protocols including synchronous optical network, or SONET, Ethernet, Frame Relay, asynchronous transfer mode, or ATM, and Internet Protocol, or IP. We believe that our end-to-end connectivity, carrier-neutral position, rapid provisioning time and carrier-class reliability will make us the preferred carrier's carrier for metropolitan transport services. Our current target markets are New York, Chicago and Los Angeles. According to TeleChoice, Inc., telecommunications strategy consultants, the market for wholesale telecommunications services in these three cities during 2000 was approximately $6 billion, or approximately one sixth of the national wholesale market.

       We began operating our first metropolitan network in New York City in January 2000 and began deploying our infrastructure in Chicago and Los Angeles in the fourth quarter of 2000. We generate revenues on a monthly recurring basis by selling network capacity and related services to service providers under long-term contracts, typically three to five years in length. As of December 31, 2000, our customers included 360networks, AT&T, Broadwing, Cogent Communications, Deutsche Telekom, Enron Broadband Services, France Telecom, Level 3, Qwest, Sprint, Winstar, XO Communications and Yipes.

Our Services

Transport

       In our target markets, we are focused on deploying and operating fiber-optic networks that replicate and expand the geographic and physical penetration of the incumbent local exchange carriers, or ILECs, and the regional Bell operating companies, or RBOCs. Our networks enable us to provide seamless transport in the local loop through the integration of three key elements:

       Carrier point facilities. Our networks originate in carrier point facilities that we establish in carrier hotels. At these facilities, we house our optical networking equipment, interconnect with our customers and transfer their traffic onto our networks.

       Metropolitan transport network. Our out-of-building infrastructure, or metropolitan transport networks, consist of multiple strands of lit fiber deployed in interconnecting circles, referred to as ring architecture. Our metropolitan transport networks establish connectivity between our carrier point facilities in carrier hotels and select multi-tenant, class A commercial office buildings, which we refer to as on-net buildings.

       FiberNet in-building networks, or FINs. In the central equipment rooms of on-net buildings, our customers' traffic is transferred onto our FINs. Once installed in an on-net building, our FIN provides a central distribution system that enables us to transport our customers' traffic directly to their end-users on each floor of the building. Subject to certain limitations, we are the exclusive provider of wholesale broadband capacity in our on-net buildings.


Colocation

       We offer colocation and ancillary services at several of our carrier point facilities and on-net buildings. These services provide customers with a secure technical operating environment in which to locate their communications and networking equipment. Our colocation facilities enable the interconnection of our networks with other service providers' networks.


Communications Access Management

       We manage communications access and infrastructure for commercial office properties, which we refer to as our off-net buildings, in markets nationwide. For the owners and managers of these buildings, we provide the in-building infrastructure necessary to meet the connectivity needs of tenants and manage service providers' access to these buildings.


       Our principal executive offices are located at 570 Lexington Avenue, New York, New York 10022. We maintain the following web site: www.ftgx.com. We do not intend for the information contained on our web site to be part of this prospectus.

                                 RISK FACTORS

     You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently deem immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose all or part of your investment.


Risks Related to Our Business

We are an early-stage company, and we expect to encounter risks and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets

     We did not begin to engage in our current business until 1999 and did not begin to offer our services until the first quarter of 2000. The market for our services is unproven, and our limited operating history makes the evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently experienced by early stage companies in new and rapidly evolving markets. As a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a strain on all of our resources and require substantial additional capital. If we do not successfully address these risks, we may not achieve profitability, and our business will suffer.

We have and will continue to experience operating losses, net losses and a cash flow deficit

     We may not achieve or sustain operating income, net income or positive cash flow from operations in the future. Since our inception we have incurred operating losses and net losses both on an annual and quarterly basis. We have not achieved profitability and expect to continue to incur operating losses and net losses in 2000 and for the foreseeable future. In 1998, we had an operating loss of $3.1 million and a net loss of $2.8 million, and in 1999, we had an operating loss of $13.1 million and a net loss of $72.2 million. For the first nine months of 2000, we had an operating loss of $20.5 million and a net loss of $60.4 million. From our inception through 1999, we did not generate any revenues. For the first nine months of 2000, we generated revenues of $6.4 million.

     In addition, we expect to continue to incur significant operating costs and, as a result, will need to generate significant revenue to achieve profitability, which may not occur. If our revenues do not grow as needed to offset increases in these costs, it is unlikely our business will succeed. Furthermore, we will make substantial capital expenditures in deploying our networks before we know whether our business plan can be successfully executed.

     You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

     . the economic and competitive conditions in the communications and networking industries;

     . any operating difficulties, increased operating costs or pricing pressures we may experience;

     . the passage of legislation or other regulatory developments that may adversely affect us;

     .    any delays in implementing any strategic projects; and

     . our ability to complete our networks in a timely and cost-effective manner.

We must make significant capital expenditures before generating operating profits, which may prove insufficient to justify those expenditures

     We will have to make significant capital expenditures to develop our business and deploy our networks, services and systems. The amount and timing of these expenditures are uncertain and will depend upon our ability to execute our plans in a timely and cost-effective manner. When we install an in-building network or construct a carrier point facility, we incur significant initial expenditures, typically ranging from $400,000 to $1 million for in-building networks and $500,000 to $5 million for carrier point facilities. Construction costs vary with building size, location, complexity of the construction project and other factors. In addition, we typically install infrastructure before contracting with our customers for use of that infrastructure. Since we generally do not have binding commitments until our infrastructure is in place, and because our costs can vary, we may not be able to recoup our expenditures. If our revenues do not grow as expected, or capital expenditures or operating costs exceed our estimates, our business will suffer.

We must obtain additional carrier hotel lease agreements and maintain our existing agreements for space in major carrier hotels or our business will be harmed

     Our business depends upon our ability to lease space in carrier hotels to establish carrier point facilities where we can locate our networking equipment and interconnect with our customers. At a minimum, to provide our services in any one of our target markets, we must obtain space in two of the major carrier hotels in that target market. In addition, we need adequate space at our carrier point facilities in order to continue offering colocation services. There is significant competition for space in major carrier hotels. Our inability to obtain additional space, or our inability to renew existing leases, would impede our growth and have a material adverse effect on our business.

We must obtain additional license agreements with building owners for the installation of our in-building network infrastructure, or our growth will be constrained

     Our business depends upon our ability to enter into license agreements to install in-building networks in commercial office buildings. We depend heavily on a limited number of real estate owners and developers for these license agreements. A deterioration in our relationship with them would harm our business. In addition, there are currently a significant number of other companies competing for these same rights. The failure of property owners and managers to grant access rights or enter into license agreements with us on acceptable terms could substantially reduce our potential customer base. Furthermore, building owners may terminate or fail to renew our existing license agreements. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Building owners may decide not to permit us to install our networks in their buildings. In addition, our competitors may install networks in any building for which we do not obtain a license agreement. Our success will ultimately depend upon our ability to quickly obtain license agreements and install our in-building networks in many more buildings. We may not be able to accomplish this, which would have a material adverse effect on our business.

We will require additional capital to complete the build-out of our networks and to fund our other needs, and an inability to obtain such capital could harm our business

     We believe that in addition to the money raised from the sale of securities offered by this prospectus, we will need to raise substantial additional funds through public or private equity or debt financings to complete the construction of our networks in our target markets. If we raise funds through the issuance of equity securities, the ownership percentage of our then-current stockholders will be diluted and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through another bank credit facility or the issuance of debt securities, the holders of such indebtedness would have rights senior to the rights of the holders of our common stock, and the terms of this indebtedness could impose restrictions on our ability to incur additional indebtedness and on our operations, which could impede the successful completion of our business plan.

     There can be no assurance that additional funds will be available at the time needed, or on terms acceptable to us. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or anticipated expansion, which will have a material adverse effect on our business.

We cannot assure you that we will successfully complete the construction of our networks

     We currently operate networks in New York City, Chicago and Los Angeles, and may commence construction in other markets over the next two years. The construction of these networks entails significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental problems, work stoppages, and unanticipated cost increases. Building owners have the ability to delay the installation of our in-building networks by impeding our access to the building. Moreover, we currently depend on a limited number of suppliers for our equipment and outsource a significant portion of the installation and deployment of our networks to third parties. Any supply shortage or reduction in services from these major equipment vendors or providers could delay the buildout of our networks. Our vendors may also not be able to meet our requirements in a timely and satisfactory manner, and we may not be able to obtain additional services and equipment when and if needed. Although we believe that there are alternative suppliers for this equipment and these services, it could take a significant period of time to establish relationships with alternative suppliers and to substitute their equipment into our networks. In addition, the price of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future. Further, there can be no guarantee that Metromedia Fiber Network will have fiber laid in our target markets in a time frame that meets our business plan. In such event, we could be required to wait until the appropriate fiber is laid or to seek fiber from alternative sources. There is no guarantee that we will be able to obtain rights to fiber suitable for our business plan on a timely basis, or on favorable terms, or at all.

     We cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will become operational within the contemplated schedules, if at all. Difficulties associated with constructing our networks could increase the estimated costs and delay the scheduled completions, either of which could have a material adverse effect on our business.

We may need to expand or adapt our networks in the future in order to remain competitive, which could be very costly

     Any expansion or adaptation of our networks could require substantial additional financial, operational and managerial resources which may not be available to us. We may have to expand or adapt our networks to respond to the following:

     .    an increasing number of customers;

     .    demand for greater capacity;

     .    changes in our customers' service requirements; and

     .    technological advances.

We must increase the number of our significant customers and the volume of traffic on our networks or our business will suffer

     We must substantially increase the current volume of traffic on our networks in order to realize anticipated revenues and cash flows. To do so, we must obtain long-term commitments from new large-volume customers, as well as expand our relationships with current customers. This need is more critical as a wholesale carrier because our potential customers are a limited number of service providers. Therefore, it is essential for us to succeed at establishing and expanding customer relationships, otherwise our business will suffer.

     During the first nine months of 2000, our largest customers, 360networks, Network Plus and Qwest, accounted for approximately 87% of our net sales. This high concentration of sales to a few of our largest customers increases the risk of a substantial decrease in our net sales resulting from a deterioration in our relations with any of these customers.

There might not be sufficient demand for broadband services, which could impact our ability to sell network capacity and prevent our revenues from growing as rapidly as expected

     Demand and market acceptance for recently introduced services in the communications industry are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of services requiring broadband capabilities remain unresolved and may impact the growth of these services. Historically, some businesses have been reluctant to purchase broadband services, such as high-speed Internet access, for a number of reasons, including:

     .    resistance to the use of the Internet in business applications;

     .    inconsistent quality of service;

     .    lack of available cost-effective, high-speed options;

     .    the need to deal with multiple and frequently incompatible vendors;

     .    inadequate security for stored or transmitted data;

     .    lack of networking tools to simplify Internet access and use; and

     .    lack of high-speed application requirements.

     If these issues and concerns cause the commercial market for communications, voice and data transmission and Internet access and other broadband services to develop more slowly than expected, demand for our capacity on our networks will not grow as quickly as anticipated. As a result, our revenues will not grow rapidly enough to achieve or sustain profitability.

If we cannot maintain the scalability, reliability and speed of our network, potential customers will not use our services

     Because of the limited deployment of our services, our ability to manage a substantial amount of traffic on our networks while maintaining superior service is unknown at this time. There is no assurance that our network will be able to maintain such levels of service as the number of our customers grows. Our failure to maintain such levels of service would significantly reduce customer demand for our services and have a material adverse effect on our business.

Service interruptions on our networks could expose us to liability or cause us to lose customers

     Our operations depend on our ability to avoid and mitigate any damages from power losses, network software flaws, telecommunications failures, transmission cable cuts or natural disasters. The failure of any equipment or facility on our networks could result in the interruption of service until we make the necessary repairs or install replacement equipment. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs will be extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our networks. Our networks may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after our networks have been completed and are in use.

Our failure to manage the growth of our operations could harm our business

     We have rapidly and significantly expanded our operations. We anticipate that further significant expansion will be required to grow our customer base if we are to be successful in implementing our business strategy. Our future performance depends in part upon our senior management's ability to manage our growth effectively. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. We have increased the number of our employees from 34 employees as of December 31, 1999 to 194 employees as of December 31, 2000. If we are unable to manage our growth effectively, our business will suffer.

Our business will be harmed if our information support systems are not further developed

     Sophisticated information processing systems, including provisioning, billing, and network management are vital to our growth and our ability to achieve operating efficiencies. Our plans for the development and implementation of these systems rely largely upon acquiring products and services from third-party vendors and integrating those products and services. We may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. A failure of these systems could substantially impair our ability to provide services, send invoices and monitor our operations. We may also be unable to maintain and upgrade our operational support systems as necessary.

We license key software from third parties. If we are unable to obtain such software on commercially acceptable terms, our business could be adversely affected

     We rely on software licensed from third parties, including applications that are integrated with internally developed software and used in our services. Most notably, we license Doc X Web-Server, DSIT, Portal, Preside and MetaSolv TBS. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our services. Although we believe that there are alternative suppliers for the software that we rely upon, it could take a significant period of time to establish relationships with alternative suppliers and integrate their software into our services. The loss of any of our relationships with these suppliers could have a material adverse affect on our business.

We depend on our key personnel, and the loss of their services may adversely affect our business

     We are highly dependent upon the efforts of our existing senior management team. Although we have entered into employment agreements with members of our senior management team, these agreements are typically only for two years. The death or departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition.

We must attract and retain qualified professionals in a tight labor market, or we will be unable to manage our growth

     Our growth will require us to hire and train additional management, technical and marketing personnel. There is intense competition for management, technical and marketing personnel in the communications industry and recruiting qualified personnel is a difficult and time-consuming process. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to deploy our service in a timely fashion or to support our users and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. The failure to attract and retain additional qualified employees could have a material adverse effect on our business.

The sector in which we operate is highly competitive, and we may not be able to compete effectively

     We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The entities that compete with us include cable modem, Internet, digital subscriber line, microwave, mobile and fixed wireless service providers, local telephone companies and long distance companies. The numerous companies that may seek to enter our market may expose us to severe price competition for our services or for building access rights. We expect competition to intensify in the future. If these competitors successfully focus on our market opportunity, there may be intense price competition which could have a material adverse effect on our business.

We may face competition from various service providers in buildings for which we have exclusive license agreements

     We generally have exclusive license agreements for both our on-net and off-net buildings. Even though our competitors cannot install a central distribution system in any of our buildings covered by an exclusive agreement, they may still compete with us by installing infrastructure designed to directly service one or more specific tenants in the building as requested by such tenants. Consequently, they could indirectly compete against us by not utilizing our FINs to gain connectivity to tenants. In addition, ILECs and RBOCs currently own pre-existing, copper-based networks in many of our on-net and off-net buildings. These ILECs and RBOCs may be able to upgrade their existing networks to provide advanced broadband services which would place them in direct competition with us. Furthermore, service providers may have pre-existing license agreements in our buildings, which allow these providers to install, and possibly expand, their network infrastructure in our buildings. As a result, we may face competition in some of the buildings for which we have exclusive license agreements.

Alternative technologies pose competitive threats

     In addition to fiber-optic technology, there are other technologies that provide more capacity and speed than traditional copper wire transmission technology, such as DSL and wireless technologies, and can be used instead of our network. Furthermore, these technologies may be improved and other new technologies may be developed that provide more capacity, reliability, scalability and speed than the fiber-optic technology we deploy. The development of new technologies or the significant penetration of alternative technologies into our target markets may reduce the demand for our services and consequently could have a material adverse effect on our business.

In the communications industry, continued competition or an excess of network capacity could cause prices for our services to decline

     We anticipate that prices for our services specifically, and fiber-optic network services in general, will decline over the next several years due primarily to the following:

     . price competition as various service providers continue to install networks that might compete with our networks;

     . recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber; and

     . strategic alliances or similar transactions that increase customers' purchasing power.

We have outstanding debt which may limit our ability to borrow additional money, restrict the use of our cash flows and constrain our business strategy, and we may not be able to meet our debt obligations

     We have, and will continue to have after the sale of securities offered by this prospectus, outstanding debt and debt service requirements. As of December 31, 2000, we had total debt, excluding an original issue discount, of approximately $50 million. As a result of this debt and debt that we will incur in the future, we will need to devote a portion of our available cash towards debt service payments. Furthermore, our ability to borrow additional money becomes more limited as we incur additional debt. Furthermore, we have agreed to terms in our credit agreement, which governs our $75 million senior secured credit facility, that expose us to certain risks and limitations:

     . as the interest rate on our debt is variable, if interest rates rise, our debt service payments will increase;

     . we have made affirmative financial covenants that we will breach if our financial results do not meet our expectations; and

     . we have agreed to certain negative covenants that may cause us to make choices regarding the operation of our business that we would not otherwise make.

     You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance and on our ability to implement our business strategy successfully. We cannot assure you that our future cash flows and capital resources will be sufficient to repay our existing indebtedness and any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. Further, our borrowings under our credit facility are secured by substantially all of our assets and our obligations under our facility are guaranteed by our subsidiaries. In the event that we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our existing debt agreements would result. To avoid a default, we may need waivers from third parties, which might not be granted.

Legislation and government regulation could adversely affect us

     Regulation of telecommunications. We are subject to federal, state and local regulations that affect our services, competition, demand costs and other aspects of our operations. The regulation of the communications industry is changing rapidly, and varies from state to state. Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. Certain communications services are subject to significant regulation at the federal and state level. The Federal Communications Commission regulates communications carriers providing intrastate, interstate and international common carrier services. State public utility commissions exercise jurisdiction over intrastate communications services. The Federal Communications Commission and state public utility commissions do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Our subsidiary, Local Fiber, LLC, is regulated as a common carrier by virtue of its provision of communications services directly to the public for a fee. As a common carrier, Local Fiber, LLC is subject to extensive federal, state and local communications regulation, which includes the payment of all applicable regulatory assessments.

     Many of our competitors and vendors, especially ILECs, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today, other than those provided by Local Fiber, LLC, are not subject to regulation imposed on other telecommunications services by the FCC or the state public utility commissions, changes in regulation or new legislation may impose regulation on our non-regulated services.

     Regulation of access to office buildings could negatively affect our business. Some states have adopted laws that require that commercial building owners provide non-discriminatory access to communications providers. Recently, the FCC released its decision relating to access to commercial multiple tenant buildings and legislation was enacted that increases telecommunications access to buildings owned or used by the federal government. Among other decisions, the FCC prohibited telecommunications carriers from entering into exclusive agreements with commercial building owners on a prospective basis, and required utilities, including local exchange carriers, to provide access to other telecommunications carriers and cable service providers. Other building access issues remain to be addressed by the FCC. Depending on how these rules are interpreted, these requirements may facilitate our competitors' entry into buildings in which we offer our services, which in turn will diminish the value of our access rights and adversely affect our competitive position.

     As an access provider, we may incur liability for information disseminated through our networks. The law relating to the liability of access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although we have not been sued for information carried on our networks, it is possible that we could be. Federal and state statutes have been directed at imposing liability on Internet service providers for aspects of content carried on their networks. There may be new legislation and court decisions that may affect our services and expose us to potential liability.

     As the law in this area develops, the potential imposition of liability for information carried on and disseminated through our networks could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or services offerings. Any significant costs that we incur as a result of such measures or the imposition of liability could have a material adverse effect on our operating expenses and our liquidity.

Our principal stockholders, directors and executive officers currently control a majority of the voting rights of our stock, and this may limit your ability to affect the outcome of any stockholder vote or exercise any influence over our business

     The concentration of ownership of our stock may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, or tender offer that could involve a premium over the price of our common stock. Currently, our executive officers, directors and greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially own approximately 51.2% of our outstanding common stock. These stockholders, if they vote together, are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Anti-takeover provisions could prevent or delay a change of control that stockholders may consider favorable

     Provisions in our certificate of incorporation, our amended and restated by laws and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change of control or change in management is delayed or prevented, this premium may not be realized, or the market price of our common stock could decline.

Holders of our common stock will not receive a return on their shares until they sell them, because we do not plan to pay cash dividends on our shares

     We have neither declared nor paid any dividends on our common stock and do not anticipate paying cash dividends in the future. We currently intend to retain any earnings to fund operations and future growth. Furthermore, our credit facility currently prohibits, and the terms of any future debt agreements or preferred stock will likely restrict, the payment of cash dividends on our common stock.

We may use the proceeds from the sale of securities offered by this prospectus in ways with which you may not agree or which prove to be ineffective

     We have not committed the net proceeds from the sale of securities offered by this prospectus to any particular purpose. We will, therefore, have significant flexibility in applying the net proceeds from the sale of securities offered by this prospectus, including ways with which you may disagree. We may, if the opportunity arises, use a portion of the net proceeds to acquire or invest in businesses, products and technologies. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business.

Our stock price is likely to be highly volatile and you may lose all or part of your investment

     The trading price of our common stock is highly volatile. Failure to meet market expectations because of quarterly fluctuations in our financial results could cause our stock price to decline and you could lose all or part of your investment. Moreover, factors that are not related to our operating performance could cause our stock price to decline. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for securities of technology and communications companies. Consequently, you may experience a decrease in the market value of your common stock or lose all or part of your investment, regardless of our operating performance or prospects.

We must sell a substantial number of additional shares of common stock, which could adversely affect the trading price of our common stock

     We have a substantial number of shares of common stock subject to stock options, warrants and our existing preferred stock. We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options, warrants or our existing preferred stock), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. In some cases you can identify forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.


                                         Period from                                                                 Nine months
                                                                                                                     -----------
                                         August 10,                                                                     ended
                                          1994                                                                          -----
                                       (inception) to    Year ended     Six months ended  Year Ended December 31,     September
                                                                                          -----------------------     ---------
                                        June 30, 1996  June 30, 1997   December 31, 1997    1998            1999       30, 2000
                                        -------------  -------------   -----------------    --------------------       --------
                                                                  (in thousands)
Ratio (deficiency) of Earnings to
 Fixed Charges ......................        __            __                __                __        ($22,303)     ($23,363)
Ratio (deficiency) of Earnings to
 Combined Fixed Charges and Preferred
 Stock Dividends.....................        __            __             ($377)            ($2,695)     ($23,060)     ($29,795)

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes, minority interests and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing cost.


                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of securities offered by this prospectus for:

     . expansion of our network infrastructure; and

     . working capital and general corporate purposes, including possible acquisitions of, or investments in, complementary businesses, products and technologies.

     As of the date of this prospectus, we have no understandings, commitments or agreements to make any material acquisitions or investments. We will have broad discretion concerning the use of the net proceeds from the sale of securities offered by this prospectus. Pending our use of the net proceeds for the purposes described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

     We have not paid any dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, for the foreseeable future, we intend to retain our earnings, if any, for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, our results of operations and our current and anticipated cash needs. Our credit facility currently prohibits, and future debt agreements and preferred stock will likely restrict, the payment of cash dividends on our common stock.

                                   BUSINESS

Overview

     We deploy, own and operate state-of-the-art, fiber-optic networks designed to provide comprehensive broadband connectivity for data, voice and video transmission to service providers in major metropolitan areas. These networks provide an advanced, high bandwidth fiber-optic solution to support the growing demand for network capacity in the local loop. We provide optical transport within and between carrier hotels, which are facilities where service providers exchange and route communications traffic, as well as optical transport from carrier hotels to tenants in commercial office buildings. Our networks support multiple transmission protocols including SONET, Ethernet, Frame Relay, ATM and IP. Our current target markets are New York, Chicago and Los Angeles. According to TeleChoice, Inc., telecommunications strategy consultants, the market for wholesale telecommunication services in these three cities during 2000 was approximately $6 billion, or approximately one sixth of the national wholesale market.

Industry Background

Increased Communications Traffic and Demand for Network Capacity

     Over the past several years, there has been significant growth in the use of communications services, including Internet access, electronic commerce, streaming video and virtual private networks. As a result of the deregulation of the communications industry, these broadband applications are being provided by a growing number of service providers. This rapid increase in bandwidth intensive data applications and providers of these services is driving demand for additional transmission capacity on communications networks. In addition, more businesses are relying on communications services to conduct mission critical operations, increasing the need for greater network reliability, security and speed.

     Further, as quickly as network capacity becomes available, new bandwidth intensive applications are being developed and deployed. As a result, bandwidth capacity is being consumed almost as rapidly as it is being made available, requiring carriers to continually expand their network capacity.


The Local Loop Bottleneck

     The deployment of communications network infrastructure consists of two separate segments.

     Long-Haul Networks. Demand for transmission capacity was initially most acute between metropolitan areas. As a result, long-haul fiber-optic networks were built to function as transport links for vast amounts of traffic between metropolitan locations worldwide. Communications traffic is aggregated at the edge of metropolitan networks and transferred onto long-haul networks for transmission to other metropolitan points. These long haul networks typically terminate at carrier hotels in metropolitan locations, where traffic is routed onto the local metropolitan network.

     Local Loop Networks. The role of networks in metropolitan areas is to transport large volumes of traffic delivered by long-haul networks, as well as traffic generated in the local loop, between carrier interconnection points and buildings. Existing metropolitan networks mainly consist of copper infrastructure installed by ILECs and RBOCs. These legacy networks were built for voice traffic and cannot support the increasing volumes of data intensive traffic being generated in the local loop. This same infrastructure was deployed to connect the central equipment rooms of commercial office buildings to metropolitan networks and to provide connectivity within buildings, from central equipment rooms to the individual tenant offices. In contrast to this legacy infrastructure, most tenants within individual commercial offices have deployed high-capacity local area networks, or LANs which have abundant network capacity.

     There are numerous technically complex issues involved in building out local loop networks to increase capacity and extend connectivity in metropolitan areas:

     . Diverse traffic. Data on local loop networks is generated by a large number of end-users served by a variety of service providers. As a result, metropolitan traffic is transmitted in multiple protocols using different technology platforms.

     . Complex architecture. The infrastructure of local loop networks must reach a multitude of locations to access end-users in dense urban areas.

     . Rights of way. Installing fiber-optic networks requires the use of numerous rights of way, which are controlled by many different public and private entities in each metropolitan area.

     These complexities have impeded the deployment of additional bandwidth capacity in the local loop. As a result, a bottleneck has developed in many major metropolitan areas. This bottleneck is the result of insufficient network capacity starting at the carrier interconnection point, which is the entry point to the local loop, and extending all the way to the tenants' LANs in office buildings.


Needs of Metropolitan Service Providers

     Service providers are seeking a local loop network that allows them to rapidly and cost-effectively provide their communications services to end-users. In particular, they seek:

     End-to-End Fiber Connectivity. Service providers establish points of presence for their networking equipment in metropolitan areas. Network connectivity must extend from these points of presence directly to the end-users of their communications services. In addition, service providers need to interconnect with other service providers to exchange communications traffic.

     Carrier Neutral Transport Services. Traditionally, service providers have relied on ILECs and RBOCs for metropolitan transport. However, in addition to providing network transport, both the ILECs and RBOCs provide communications services directly to end-users. This puts service providers at a competitive disadvantage. Unless these service providers undertake the time-consuming and costly construction of their own proprietary networks, they are dependent on their competitors' networks for transport.

     Advanced, High-Capacity Network. Service providers desire a broadband network with the highest possible transmission capacity to ensure the speed of their service. Further, in order to offer a full range of services, providers are seeking a network that can incorporate multiple transmission protocols and new technologies. To ensure the quality of these services, providers also require reliable and secure connectivity.

     Rapid Provisioning of Services. Service providers need a network provider that has lit network elements and the necessary advanced network management systems to rapidly provision circuits. Currently, much of the fiber in metropolitan networks is dark fiber, which is inoperative until lit by installing optical networking equipment. Lighting dark fiber can be expensive and time consuming. Service providers can significantly decrease the time and cost to provision services to end-users by obtaining capacity from a network provider that offers lit network capacity.


Needs of Building Owners

     In-Building Communications Infrastructure. We believe that having technologically advanced communications infrastructure in a commercial office building gives property owners a sales advantage in attracting and retaining quality tenants and increases the market value of the building. Many tenants in class A commercial office buildings are sophisticated, bandwidth-intensive enterprises. We believe that building owners need to provide state-of-the-art communications infrastructure capable of delivering high-bandwidth communications services for these tenants. The communications infrastructure should be readily accessible to all tenants without limiting their choice of service providers.

     Overall Management of Communications Infrastructure. While upgrading the communications infrastructure and maximizing tenant choice for broadband services is a priority for building owners, the overall management of this process is time consuming and complicated. Building owners desire a partner to manage the process of upgrading the infrastructure and to deal with the individual service providers seeking access to the tenants in the building.

     Some service providers have provided a partial solution to building owners' needs by entering into contractual agreements to upgrade existing in-building communications infrastructures. These arrangements typically allow the service provider to install its proprietary network in the building and provide retail communications services to the tenants. While this is one method of developing in-building infrastructure, it can potentially make tenants captive to a single broadband service provider, which may be undesirable for both tenants and the building owners. We believe that it would be preferable for a third party to install an in-building communications infrastructure, accessible to all service providers wanting to provide communications services to the building's tenants.

Our Solution

     We are focused on owning and operating fiber-optic networks that provide superior carrier neutral capacity to service providers in metropolitan areas, replicating and expanding the geographic and physical penetration of the ILECs' networks. We are designing, installing and operating local loop networks to provide wholesale end-to-end, broadband connectivity that is scalable, reliable and secure. In these and other markets, we also enter into strategic partnerships with building owners and managers pursuant to which we manage the communications access and infrastructure in their buildings. The following are key elements of our solution:

     Full Range of Services. In our target markets, our carrier point facilities, metropolitan transport networks and FINs will offer service providers cost-effective access to complete optical local loop networks. Our carrier-to-carrier transport services provide fiber-optic connectivity to carriers between and within carrier hotels. Our carrier-to-customer transport services provide fiber-optic transport between carrier points and on-net buildings in which we have deployed our FINs. By offering both of these transport services, we believe that we can meet a service providers' end-to-end connectivity needs.

     We also offer colocation services at certain of our carrier point facilities and on-net buildings. Colocation refers to the ability of a carrier to locate its networking equipment in another carrier's facilities. These colocation facilities provide service providers with a network interconnection point where they can terminate their traffic and transfer it onto our high-capacity metropolitan transport network.

     In addition, we provide access management services to property owners and managers of buildings that are not on our metropolitan transport network, which we refer to as our off-net buildings. In these buildings we deploy network infrastructure and coordinate service providers' access to that infrastructure. In addition, we provide ongoing management services that enable building owners to outsource the management of their communications infrastructure and services.

     State-of-the-Art Network Architecture. In order to provide high quality local loop network services to our customers, we are deploying what we believe to be the most advanced all-optical local loop network architecture available. Features of this state-of-the-art network architecture include:

     . the use of optical networking equipment which can transmit data at the highest speeds currently commercially available;

     . dense wave division multiplexing equipment that is capable of increasing the transmission capacities of each fiber-optic strand in our networks;

     . an open architecture that supports new broadband technologies and multiple transmission protocols, including SONET, Ethernet, Frame Relay, ATM and IP, to meet our service provider customers' evolving demands;

     . multiple fibers laid in interconnecting circles, or ring architectures, over which traffic can be routed in a different direction or to a different fiber if there is a break in one of the rings, creating networks that are fully redundant and self-healing; and

     . optical networks that enable our customers to provision and monitor services on our networks as if the networks were their own.

     Rapid Provisioning of Services. Our optical local loop network gives us the ability to remotely provision new circuits within 10 business days through our centralized network operations center, or NOC. As a result, we are able to allocate network capacity rapidly to meet our customers' growing bandwidth requirements. Our customers can order capacity on a short-term basis and quickly provision new services to their end-users. We believe that this provisioning capability is a key factor in our customers' decisions to work with us.

     Superior Value Proposition for Property Owners. We manage the communications infrastructure in our on-net and off-net buildings. We provide significant value to property owners by ensuring that each of these buildings has a readily accessible communications infrastructure that supports broadband communications solutions, such as high-speed Internet access and streaming video. Our in-building communications infrastructure and access management services are appropriate for properties of varying size, class and location and provide a comprehensive solution to owners of real estate portfolios. Owners of both our on-net and off-net buildings benefit from the increased desirability of their buildings to existing and prospective tenants. Further, offering our services on a wholesale basis allows tenants a range of alternatives in their choice of service providers.


Our Strategy

     Our goal is to be the preferred facilities-based provider of wholesale metropolitan fiber-optic network capacity in our target markets. We intend to serve select, class A commercial office properties and major carrier hotels in our target markets with carrier neutral, end-to-end, optical connectivity that enables our customers to provide next generation services and applications to end-users. In addition, we plan to establish our presence as a leading manager of communications access and infrastructure in buildings nationwide. Our strategy for achieving these goals includes the following key elements:

     Establish our position as a leading provider of connectivity to carrier hotels. We intend to establish a presence in multiple carrier hotels in each of our target cities by contracting or partnering with a select group of owners and operators of carrier hotels in those markets. To date, we have deployed fiber optic transport infrastructure in six major carrier hotels in New York City, three major carrier hotels in Los Angeles and one major carrier hotel in Chicago.

     By establishing our presence in multiple carrier hotels, we will expand the geographic reach of our networks and increase the size of our addressable market. In addition, this will increase our ability to interconnect with other service providers, thereby increasing our potential customer base and revenue opportunities with existing customers.

     Strengthen and expand upon our relationships with customers. We believe that our local loop end-to-end fiber-optic connectivity is currently a unique service offering. We intend to promote:

     .  our carrier-neutral position;

     .  our open architecture that supports multiple transmission protocols;

     . our ability to provide services to multiple broadband carriers, including wireless carriers and building local exchange carriers, or BLECs, in our on-net and off-net buildings;

     .    our rapid provisioning time;

     . our ability to increase transport capacity rapidly to meet our customers' needs; and

     .    the carrier-class reliability of our networks.

     We believe that due to our wholesale strategy we have a broader potential customer base than our competitors. Our potential customers include ILECs, RBOCs, competitive local exchange carriers, or CLECs, BLECs, inter-exchange carriers, or IXCs, Internet service providers, or ISPs, application service providers, or ASPs, and integrated communications providers, or ICPs. We intend to strengthen our relationships with our existing customers and actively market our service offerings to this broad range of new customers. As of December 31, 2000, we had 45 customers, including 360networks, AT&T, Broadwing, Cogent Communications, Deutsche Telekom, Enron Broadband Services, France Telecom, Level 3, Qwest, Sprint, Winstar, XO Communications and Yipes.

     Partner with real estate owners to expand our portfolio of buildings. We intend to grow our business aggressively and expand our geographic reach by continuing to bring additional buildings into our portfolio under exclusive license agreements. As of December 31, 2000, we had approximately 225 buildings in our portfolio. We have installed FINs in 16 of these buildings and have license agreements to install FINs in an additional 20 of these buildings.

     We intend to establish ourselves as the preferred in-building communications facilities provider and manager by emphasizing:

     .    our unique offering of carrier-neutral access and transport;

     . our ability to install and manage a state-of-the-art-network in on-net buildings at no cost to the building owner; and

     . our ability to manage all aspects of communications access and infrastructure in buildings.

     In addition, we plan to leverage our existing relationships with key partners, including Teachers Insurance and Annuity Association and Tishman Speyer Properties, L.P.

     To date, our license agreements for our on-net buildings have typically given us the exclusive right, subject to certain limitations, to resell our network capacity on a wholesale basis within the building. Moreover, in our off-net buildings we have secured the right to be the exclusive manager of all communications access in the building. We intend to continue to establish mutually beneficial relationships with major institutional property owners to secure the exclusive rights to manage communications access and deploy infrastructure in their buildings.

     Develop the platforms that enable our customers to offer new revenue-generating communications services to their end-users. We believe that the demand for new services will drive our customers' growth. To keep pace with this growth, we intend to ensure that our network architecture continues to offer the connectivity, scalability, performance and flexibility necessary for the rapid introduction of new services. We are currently serving as a beta site for several next generation optical networking equipment providers. Being involved in beta testing gives us insights into the next-generation of equipment that will be made commercially available. We test equipment with the intention of adopting new technologies that can be integrated into our networks to improve performance and decrease the cost of operating our network.

Our Services

     Our services are designed to provide communications transport and colocation within our target markets, and communications access management and infrastructure in markets nationwide:

Transport

     Our transport services consist of T-1 through OC-192 circuits, 10 Base-T, 100 Base-T and gigabit Ethernet connections and optical wavelengths. We also offer vertical dark fiber in our on-net buildings.

     Carrier-to-Carrier-Transport. We provide carrier-to-carrier transport by building optical transport facilities within and between carrier hotels. We offer carrier-to-carrier connectivity ranging from transport between floors of a carrier hotel, to comprehensive connectivity between carrier hotels within a metropolitan area.

     Carrier-to-Customer Transport. Our carrier-to-customer transport services provide our customers with connectivity from the carrier hotels where their communications traffic is aggregated, to their end-user customers in our on-net buildings. We transport their data from carrier hotels, via our metropolitan transport networks, to the central equipment rooms that we establish in the basements of our on-net buildings. Once in the central equipment room, the data is transferred from our metropolitan transport network onto our FIN and routed to the appropriate floor of the on-net building, where the end-user is located.

Colocation

     In select carrier hotels and on-net buildings, we offer our customers racks, cabinets, or cages where they can locate their networking equipment. We also offer ancillary services, including AC/DC power, fire protection, security, and heating, ventilation and air conditioning, or HVAC.

Communications Access Management

     In certain on-net and off-net buildings, we obtain the exclusive right to manage the communications access and infrastructure for the buildings. We then enter into agreements with service providers giving them non-exclusive rights to provide services to tenants in the buildings. The term of our contracts with service providers typically ranges from three to five years. As of December 31, 2000, we had entered into agreements to provide access management services to approximately 185 off-net buildings.

Network Design and Architecture

     We have and will continue to design, develop and construct networks for carrier-to-carrier and carrier-to-customer transport in our target markets. Our networks have four components: carrier point facilities, metropolitan transport networks, FINs and a NOC.

Carrier Point Facilities

     Carrier point facilities are environmentally controlled, secure sites within a carrier hotel, designed to house carrier transmission and networking equipment. At these facilities we establish the interconnection of our metropolitan transport networks with other service providers' networks. This interconnection of networks enables us to transfer other carriers' traffic onto our local loop networks and provide transport services to them. In addition to utilizing our carrier point facilities to interconnect with service providers, we also offer colocation and other ancillary services at certain of these facilities.

     Our primary carrier point facilities in New York City are located in 60 Hudson Street and 111 8th Avenue, and we offer colocation at both of these sites. We have deployed and will establish other carrier point facilities in New York City, Long Island and New Jersey, which we will connect to both 60 Hudson Street and 111 8th Avenue via our metropolitan transport networks. By establishing our presence in multiple carrier hotels we will increase our ability to interconnect with other service providers, thereby increasing our potential customer base and revenue opportunities with existing customers.

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

     In each of our target cities, we intend to establish at least two primary carrier point facilities within major carrier hotels and multiple secondary carrier point facilities. At our primary sites we will offer colocation facilities in addition to transport and interconnection services. The cost of constructing a primary carrier point facility generally ranges from $3 million to $5 million, and a secondary carrier point facility, without colocation facilities, generally ranges from $500,000 to $1.5 million. In certain of our secondary carrier point facilities we may colocate in other carriers' facilities.

Metropolitan Transport Network

     We acquire dark fiber rights, install our own optical transmission equipment to light the fiber and then provide lit circuits to carriers for the transport of traffic in the out-of-building local loop. We light the dark fiber in ring configurations with optical networking gear, establishing connectivity between carrier point facilities and our on-net buildings.

     Our existing metropolitan transport networks consists of OC-48 SONET rings deployed in midtown Manhattan, downtown Manhattan, New York/Long Island, New York/New Jersey, Chicago and Los Angeles. We intend to expand this existing network and, in the future, may establish metropolitan transport networks in additional markets.

     Our networks can transmit data at 2.5 gigabits per second or Gbps, (OC-48) and are scalable to 10.0 Gbps (OC-192). We use dense wave division multiplexing technology to increase capacity on our networks. Dense wave division multiplexing can increase the bandwidth of a single fiber-optic strand by transmitting signals on up to 32 different wavelengths of light on a single fiber, therefore enabling the transmission of up to 32 times more information on an existing fiber-optic strand.

FiberNet In-Building Networks

     Our FIN is an advanced central distribution network that we deploy in our on-net buildings to provide communications transport within the building. We have a team of highly trained and experienced communications professionals and engineers that design and oversee the installation of our FINs. This team performs a thorough analysis of each commercial building that we have targeted, including an assessment of available space to house equipment in the building and install fiber cables in the vertical shafts, or risers, the adequacy of the power supply, and the diversity of fiber-optic entrance conduits from our metropolitan transport network. The standard design specifications for our FINs are then tailored to each building. After a thorough evaluation process we select a bonded and licensed general contractor to perform construction. A member of our engineering staff oversees all of the construction in order to maintain and enforce our strict construction standards.

     The total cost for installing a FIN typically ranges from approximately $400,000 to $1,000,000. We are committed to building the most secure, reliable fiber-optic systems that adhere to the highest technical standards in the industry. We strive to provide a system that is flexible and expandable and able to meet the needs of our customers.

     To date, we have constructed our FINs in 16 buildings in Manhattan and Chicago. We have also entered into, and are in the process of negotiating, additional license agreements for in-building networks in buildings located in our target markets.

     Our in-building fiber-optic network infrastructure consists of:

     . Direct and diverse routing to metropolitan transport network. Our metropolitan transport network enters an on-net building at one or two discrete points and interconnects with the FIN in our central equipment room in the basement of the building. Diverse routing and interconnection in the building basement enables the seamless transfer of traffic between the FIN and our high-bandwidth metropolitan transport network. We offer dedicated bandwidth without over-subscription directly between the

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

          tenants' premises and the carrier point facilities, so that our customers avoid congestion or a bottleneck, as traffic is transmitted from our FINs to our out-of-building metropolitan transport networks.

     . Central equipment room. We usually lease approximately 100 to 1,500 square feet in the basement of our on-net buildings to establish a central equipment room, where we install and manage communications networking equipment. Here we connect the FIN to our metropolitan transport network, linking the on-net building to all of our other points of presence. The equipment in this facility aggregates and disseminates traffic to and from the building. The central equipment rooms are built to our carrier point specifications with power supplies and HVAC systems for environment control.

     . Redundant, vertical riser system. We configure, install, own and manage a fiber-optic network in the building's vertical riser system. We believe our FINs are designed to ensure reliability and scalability. By deploying over one hundred strands of fiber in dual risers, our FINs allow for redundant fiber paths in a ring architecture. Our FINs generally extend from the central equipment room in the basement of the building throughout the building, with a termination point on each floor.

     . Points of presence on each floor of the on-net building. Typically, we install secure communications closets on each floor of the building to house the network equipment and redundant power supplies. This footprint on every floor facilitates the rapid provisioning of transmission capacity to tenants, the scalability for growth in bandwidth and the flexibility to accommodate new technologies.

Network Operations Center

     We monitor and manage traffic on our networks from our NOC located at 60 Hudson Street in New York City using Portal, Preside and MetaSolv TBS software. During the first quarter of this year, we will relocate our NOC to Newark, New Jersey. Our NOC enables us to remotely provision circuits to any point on our networks and to provide timely customer support and maintenance from a centralized location. Our networks are monitored and maintained 24 hours a day, 7 days a week. Our customers are also able to monitor their traffic on our networks using the latest technology in network management.

Real Estate

     We have highly experienced professionals, familiar with the commercial real estate markets nationwide, who are dedicated to identifying and securing access to portfolios of commercial office buildings. We typically target portfolios of class A commercial office properties with multiple tenants. Other factors considered in selection include:

     .    location;

     .    occupancy levels;

     . proximity to our metropolitan transport networks, carrier point facilities and other on-net buildings;

     .    feasibility of installation of network infrastructure;

     .    cost-effectiveness of construction; and

     .    existing broadband communications infrastructure in the building.

     We also identify whether a building will become an on-net or off-net building. This decision is based on a number of factors. First, we determine if the building is located in a city where we have metropolitan transport networks. If so, we then analyze the size of the building, tenant mix and cost-effectiveness of construction to determine if it is economically feasible to install a FIN.

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

     On-net buildings. In buildings that we have identified as on-net buildings, we sign a license agreement with the building owner or manager for the installation of a FIN. Our licenses generally give us the exclusive right to install and operate a central distribution system to provide wholesale transport services in the building. However, ILECs and RBOCs may resell their existing infrastructure, which they have the right to upgrade, in the building, and other communications providers may deploy their own infrastructure to provide retail services to any tenant requesting services from the provider. In addition, in some instances service providers may have pre-existing license agreements in our buildings, which allow these providers to install and possibly expand their network infrastructure in our buildings. Our typical on-net license agreement has an initial term of 15 years, with renewal options of up to 10 years. We have installed FINs in 16 on-net buildings and are currently deploying FINs in six additional buildings. We have licenses to build FINs in a total of 36 buildings.

     Off-net buildings. In buildings that we select as off-net buildings, we enter into license agreements with the owners or managers for the exclusive right to manage access and infrastructure in the building. The agreement does, however, allow for the continuation of any pre-existing communications service agreements between the building owner or manager and other communications providers for the installation of communications networks in the building. These pre-existing agreements may not be extended or renewed unless required by their terms. Our typical off-net license agreement is for an initial term of five years, with renewal options of up to 15 years. Once the license agreement has been executed, we enter into agreements with communications service providers, giving them non-exclusive access to provide services in the building. Our agreements with service providers are typically for an initial term of five years, with a renewal option of up to five years. We currently have contracts to manage the communications infrastructure in approximately 185 off-net buildings.

Sales and Marketing Strategy

     Sales. We sell network access to other service providers through our direct sales staff. Our sales team is comprised of representatives that have significant expertise in, and knowledge of, the wholesale communications market. Several of our sales representatives have had extensive work experience with British Telecom, AT&T, and other major carriers. By using a direct sales strategy, we provide the personal attention and high quality of service that our customers require.

     Marketing. Our marketing strategy is focused on building relationships with our customers, our real estate partners, and tenants in our on-net and off-net buildings. We believe that all segments benefit from targeted advertising, public relations efforts, promotional materials, event marketing, and personal selling techniques. In addition, we have marketing activities directed specifically to each of our constituent markets. These activities include:

     . Service Providers. We support industry organizations, participate in conferences, tradeshows and seminars, prepare personalized presentations and engage in direct marketing.

     . Real Estate Community. We belong to and sponsor membership associations, trade shows, conferences, and other special events.

     . Tenant Appreciation Programs. We circulate a quarterly newsletter to tenants in our on-net buildings, and co-sponsor in-building events with carriers that sell directly to tenants. We believe that if tenants are aware of the capacity and reliability and security of our FINs, they will be more likely to select carriers using our networks to provide their communications services.

Customers

     We have a broad target customer base that includes ILECs, RBOCs, CLECs, IXCs, ISPs, ASPs and ICPs. Our technologically advanced fiber-optic infrastructure meets the needs not just of small- and medium-sized business end-users, but also large corporate end-users. This expands the size of our addressable market beyond that of traditional CLECs, which are generally focused on the small- and medium-sized business market opportunity. We enter into long-term contracts with our customers, which are typically three to five years in length.

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

Transport and Colocation Customers

     We target service providers seeking cost-effective, flexible, reliable, broadband network connectivity in the local loop. The increase in communications traffic and data intensive applications and the deregulation of the telecommunications industry has resulted in rapid growth in the number of service providers operating in the local loop market. Many of these providers do not have their own metropolitan networks and rely on us for transport in the local loop. Our customer base also includes providers that have their own local networks, but do not have sufficient bandwidth to meet their customers' needs or are seeking shorter installation intervals and will benefit from our faster provisioning times. We also generate transport-traffic through agreements with our colocation customers. Typically, if a service provider colocates its networking equipment at our facilities, our agreement with them will include a minimum commitment to use our transport services.

     .    Our transport and colocation customers are typically:

     . service providers that have significant bandwidth demands between carrier points for the aggregation of their network traffic. These customers need to interconnect high-capacity circuits with other service providers' networks. These carriers typically include long distance providers and international carriers;

     . service providers requiring connectivity to their retail customers in our on-net buildings; and

     . service providers requiring a secure technical operating environment in which to locate their communications and networking equipment.

     As of December 31, 2000, our transport and colocation customers included:

     .    360networks

     .    Broadwing

     .    Deutsche Telekom

     .    Enron Broadband Services

     .    France Telecom

     .    Level 3

     .    Qwest

     .    Sprint

     .    XO Communications

Access Management Customers

     Our access management customers include facilities-based providers that want access to our off-net buildings to provide communications services to tenants in the building. As of December 31, 2000, our access customers included:

     .    AT&T

     .    Cogent Communications

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

     .    DavNet

     .    Everest Broadband Networks

     .    Qwestlink

     .    Winstar

     .    XO Communications

     .    Yipes

Competition

     The market for our services is very competitive. Our competitors include traditional and new communications companies.

     Local Telephone Companies. In New York City, Chicago and Los Angeles, we face significant competition from ILECs and RBOCs, which currently dominate local communications markets, and CLECs, which are increasing their market penetration for local communications services. ILECs, including Verizon Communications and Ameritech, have several competitive advantages over us, which include established brand names, reputation and significant capital. As a result of the Telecommunications Act of 1996, ILECs are required to provide other carriers with access to end users via their existing networks. This type of access is in direct competition to our services. Moreover, ILECs also sell wholesale connectivity in the local loop, which competes with our local loop transport services. Various other competitive communications providers also own communications infrastructure in the local loop. Some of these carriers currently compete with us in the market for providing broadband transmission capacity in the local loop, and such competition may increase in the future.

     Other In-Building Communications Providers. Certain integrated communications providers are deploying their own network infrastructure in commercial office properties in our target markets to provide communications services to tenants. These include, but are not limited to, Advanced Radio Telecom, Allied Riser Communications, Broadband Office, Cypress Communications, Intermedia, RCN Telecom Services, Riser Management Corporation, Teligent, Winstar and XO Communications. These companies build out networks on which they offer only their own services. Consequently, they could indirectly compete against us by not utilizing our FIN to gain connectivity to tenants. Additionally, many of these companies are seeking to establish license agreements with building owners to gain access to the buildings. Some companies have agreements whereby the building owners will not allow other communications providers to install a central distribution system in their buildings. These type of agreements reduce the number of buildings available for installation of our FINs. We have competed and will continue to compete with some of these companies for license agreements with owners of target buildings.

     Metropolitan Network Providers. Many of the leading communications companies, including AT&T, WorldCom, Sprint, Level 3, Qwest and Time Warner Telecom, have constructed or are constructing fiber-optic networks nationwide, including within metropolitan areas. These companies utilize their networks for their own transmission requirements and in certain circumstances provide excess network capacity to other carriers. Other communications companies, such as Metromedia Fiber Network and Telergy, build metropolitan dark fiber networks that are leased or sold to other carriers and large corporate users. In addition, these companies could begin to build their own in-building networks. We compete directly and indirectly with these companies in New York City, Chicago and Los Angeles.

     Fixed Wireless Service Providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers can provide high-speed inter-building communications services using microwave or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small- and

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

medium-sized business customers and have business strategies that are similar to ours. These providers include Winstar, Teligent, Advanced Radio Telecom, Sprint and WorldCom.

Our History

     FiberNet Telecom, Inc. was organized under the laws of the State of Delaware on August 10, 1994. On November 24, 1997, Desert Native Designs Inc., an existing public company incorporated in the State of Nevada, acquired FiberNet Telecom, Inc. pursuant to an agreement and plan of merger dated as of the same date. Upon consummation of the merger, FiberNet Telecom, Inc. became a wholly owned subsidiary of Desert Native Designs, Inc., which subsequently changed its name to FiberNet Telecom Group, Inc. On February 4, 2000, we reincorporated in Delaware.

     On July 31, 2000, we consummated a corporate reorganization in order to acquire Devnet L.L.C. As a result of this reorganization, we became a holding company that directly owns all of the outstanding common stock of FiberNet Operations, Inc., a Delaware corporation and Devnet L.L.C., a Delaware limited liability company. FiberNet Operations directly owns all of the outstanding common stock of FiberNet Telecom, Inc., a Delaware corporation. FiberNet Telecom, Inc. owns all of the outstanding membership interests in Local Fiber, L.L.C. and FiberNet Equal Access, LLC, both New York limited liability companies. We conduct our primary business operations through our operating subsidiaries, Local Fiber, FiberNet Equal Access and Devnet.

Regulation of FiberNet

General Regulatory Environment

     We are subject to federal, state and local regulations that affect our product offerings, competition, demand, costs and other aspects of our operations. The regulation of the communications industry varies from state to state and is changing rapidly. To the extent that our offerings are treated as telecommunications services, federal and state regulation would apply to those offerings. Our operations are also subject to a variety of environmental, safety, health and other governmental regulations. We cannot guarantee that current or future regulatory, judicial or legislative activities will not have a material adverse effect on our operations or financial condition, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

Federal Regulation

     Federal regulation has a great impact on the communications industry and has undergone major changes in the last four years as the result of the enactment of the Telecommunications Act of 1996. The Telecommunications Act is the most comprehensive reform of the nation's communications laws since the Communications Act was enacted in 1934.

     Our services are provided through our operating subsidiaries, Local Fiber, Equal Access and Devnet. The services offered by our subsidiaries fall into one of two categories:

     .    telecommunications services or common carriage; and

     .    non-telecommunications services.

     Certain regulations associated with each type of offering are described below. Although the law establishing regulatory requirements is often unclear, we expect that our telecommunications services are subject to a lower degree of federal regulation than those of dominant carriers such as the RBOCs.

Telecommunications Services

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

     One of our subsidiaries, Local Fiber, is regulated as a telecommunications carrier because it provides telecommunications services directly to the public on a nondiscriminatory basis subject to standardized rates, terms and conditions. A telecommunications service, as defined by the Communications Act, means the offering of telecommunications for a fee directly to the public, or to such class of users as to be effectively available to the public, regardless of the facilities used. Telecommunications is defined, as the transmission between and among points specified by the user of information of the user's choosing without change in the form or content of the information as sent. Telecommunications carriers are subject to extensive federal, state and local telecommunications regulation that may impose substantial administrative and other burdens on operations.

     General Obligations of All Telecommunications Carriers. As a competitive provider of local telecommunications services, Local Fiber is subject to federal telecommunications regulation, including, but not limited to:

     .    rate regulation;

     .    reporting requirements;

     .    special assessments;

     .    access charges;

     . the obligation not to charge unreasonable rates or engage in unreasonable practices;

     .    the obligation to not unreasonably discriminate in service offerings;
          and

     . the obligation to allow resale of regulated telecommunications services.

     In addition, telecommunications carriers must contribute to the FCC's universal service fund, a fund that was established to ensure the availability of affordable basic telecommunications services. The rate of assessment is approximately 5.8% of gross interstate end-user telecommunications revenues for the year 2000, is expected to be approximately 6.6% for the year 2001 and may be higher in subsequent years. FCC rules also require that telecommunications carriers contribute to various other funds.

     Local Fiber is also required to comply with a number of other federal regulatory requirements. Third parties may file complaints against us at the FCC for violations of the Communications Act or the FCC's regulations. Certain statistical reporting requirements may also apply. Although compliance with these regulatory requirements imposes certain administrative burdens, similarly situated competitors are subject to comparable regulatory obligations.

     Local Exchange Carrier Regulation. The Telecommunications Act imposes a number of access and interconnection requirements on telecommunications carriers and on all local exchange providers, including CLECs, and imposes additional requirements on ILECs. CLECs compete with the ILECs for local subscribers of telecommunications services. As discussed under our state regulation section, Local Fiber provides only local transport services and has obtained authorization as a CLEC to provide telecommunications services in the state of New York. However, because of the nature of Local Fiber's service offerings, not all CLEC obligations will apply to us. As a CLEC in New York, Local Fiber is subject to the FCC's regulatory structure favoring CLEC entry into the local market, however, it is also subject to any requirement imposed by the FCC that is generally applicable to local exchange carrier, or LECs. In addition, LEC regulations affect us to the extent that they have a direct affect on our carrier customers.

     All telecommunications carriers must interconnect with the facilities of other telecommunications carriers and may not install features that will interfere with the interoperability of networks. Accordingly, all ILECs must permit their competitors to interconnect with their facilities directly and all CLECs must permit any other telecommunications carrier to interconnect with their facilities either directly or indirectly. All LECs, including CLECs, also have a duty to:

     .    not unreasonably limit the resale of their services;

     . provide number portability, if technically feasible, which will allow a customer to retain its existing phone number if it switches its local exchange carrier;

     . provide dialing parity to competing providers and nondiscriminatory access to telephone numbers, directory assistance, operator services and directory listings;

     .    provide access to poles, ducts, conduits and rights-of-way; and

     . establish reciprocal compensation arrangements for the transport and termination of communications.

     Other Federal Communications Regulations. In addition to the general duties of all LECs, ILECs have the following additional duties:

     . interconnect with any requesting telecommunications carrier at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit) and provide service equal in quality to that provided to their customers or the ILEC itself;

     . provide any requesting telecommunications carrier unbundled access to network elements at any technically feasible point at just, reasonable and nondiscriminatory rates, terms and conditions;

     . offer retail services to a requesting telecommunications carrier at wholesale prices;

     . provide reasonable public notice of changes in the network or the information necessary to use the network or which affect interoperability; and

     . provide for physical co-location for requesting telecommunications carriers. Physical co-location is an offering by an ILEC that enables another telecommunications carrier to enter the ILEC's premises to install, maintain and repair its own equipment that is necessary for interconnection or access to the ILEC's network elements.

     The FCC also adopted guidelines for implementing the interconnection and local competition provisions of the Telecommunications Act. In order to foster competition in the local exchange market, the FCC required ILECs to offer access to their communications networks to CLECs at cost-based rates. All of these regulations affect the growth opportunities for some of our customers and thus the demand for our services.

     Appeal of the FCC's decision implementing the interconnection and local competition provisions of the Telecommunications Act have resulted in the review of certain FCC rules by the U.S. Supreme Court. On January 25, 1999, the Supreme Court largely reversed an Eighth Circuit Decision and reestablished the validity of many of the FCC rules that earlier had been vacated by the Eighth Circuit.

     On remand from the Supreme Court, the Eighth Circuit issued a decision on July 18, 2000. The Eighth Circuit's decision, among other things, vacated and remanded the FCC's rule that forward-looking costs used to calculate the rates at which ILECs may charge CLECs for network elements be based on the most efficient network model. The use of a forward-looking cost model was affirmed, however. A portion of the Eighth Circuit's decision, which vacated certain FCC pricing rules, has been stayed pending the Supreme Court's decision whether to hear an appeal of the decision.

     The Supreme Court's January 25 decision also remanded the list of network elements ILECs must offer to CLECs to the FCC for further consideration of the necessity of each one under the statutory standard. On November 5, 1999, the FCC released an order largely retaining its list of unbundled network elements, but eliminating the requirement that ILECs provide unbundled access to local switching for customers with four or more lines in the densest parts of the top 50 Metropolitan Statistical Areas in most circumstances, and the requirement to provide operator services and directory assistance.

     The FCC further required ILECs to offer dark fiber as an unbundled network element on both a local loop and interoffice transport basis. This availability of dark fiber from ILECs as an unbundled network element could be in addition to other sources of dark fiber already available in the market. In the event we offer dark fiber service, it is possible that the availability of dark fiber from ILECs as an unbundled network element could affect the demand for our services and the pricing of our services. To the extent our customers buy unbundled network elements from the ILEC, any court or FCC revisions of the interconnection and local competition provisions of the Telecommunications Act, including access to unbundled network elements or pricing, could affect the growth opportunities for some of our customers and thus demand for our services.

     On December 9, 1999, the FCC ordered ILECs to offer line sharing arrangements that will permit competing carriers to offer digital subscriber line services over the same copper loop facilities used by the ILECs to provide voice telephone service. The prices that carriers charge for these arrangements will be determined by state utility commissions. If these prices are set at low levels, it could allow our competitors to offer low-cost alternatives to our service and put downward pressure on our prices for transport services.

     In addition to the numerous decisions to implement the Telecommunications Act, in August 1999, the FCC issued an Order that provided substantial new pricing flexibility to ILECs. The pricing flexibility applies primarily to special access and dedicated transport. This ruling will ultimately permit ILECs to utilize contract arrangements for the provision of dedicated services similar to the way in which we offer these same types of services. As a result of this new pricing flexibility for ILECs, we could face greater competition with respect to the services we provide.

State Regulation

     The Communications Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

     Local Fiber must obtain and maintain certificates of authority from regulatory bodies in states where it offers intrastate telecommunications services on a common carrier basis. In most states, telecommunications providers must also file and obtain prior regulatory approval of tariffs for its regulated intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state law or regulations. Fines and other penalties also may be imposed for such violations. Local Fiber is currently authorized as a CLEC to provide intrastate services in New York and may seek additional authority in other states. Delays in receiving required regulatory approvals in other states could also have a material adverse effect on us. We cannot assure you that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable laws or regulations.

     State regulatory commissions generally regulate the rates RBOCs charge for intrastate services, including intrastate access services paid by providers of intrastate long distance services. Intrastate access rates affect the costs of carriers providing intrastate long distance services and demand for our services and those that other carriers provide. Under the Communications Act, state commissions have jurisdiction to arbitrate and review negotiations between local telephone companies and CLECs regarding the prices local telephone companies charge CLECs for interconnection and resale. In setting these prices, state commissions must use a forward-looking cost methodology as required by the FCC, and later upheld by the Supreme Court. A state may also impose telecommunications taxes and fees for state-level universal service and other programs on providers of services within that state.

Local Regulation

     In addition to federal and state laws, local governments exercise legal authority that may affect Local Fiber's operations. For example, local governments retain the authority to license public rights-of-way, subject to the limitation that local governments may not prohibit the provision of telecommunications services. Local

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

authorities affect the timing and costs associated with the use of public rights-of-way. These regulations may have an adverse effect on our business to the extent Local Fiber requires access to such public rights-of-way.

Non-Telecommunications Services

     Our subsidiaries, Equal Access and Devnet are not subject to telecommunications carrier regulation. Unlike a telecommunications carrier, Equal Access and Devnet do not hold their offerings out to the public generally for a fee. Moreover, Equal Access and Devnet do not use public rights-of-way which may trigger local regulation. Equal Access and Devnet generally enter into exclusive agreements with building owners to provide or manage intra-building fiber capacity to telecommunications carriers on a private contractual basis. As such, Equal Access and Devnet merely provide the in-building capacity over which telecommunications service providers may provide telecommunications services, including access to the public telephone system which enables a tenant to reach any point on the public telephone system. However, certain proposals have been made before Congress and the FCC that could have an adverse impact on Equal Access' and Devnet's exclusive contractual rights, in certain buildings, to provide such capacity.

Regulation of Equal Access and Devnet

     Equal Access and Devnet are subject to numerous local regulations such as building and electrical codes, licensing requirements and construction requirements. These regulations vary on a city-by-city and county-by-county basis.

     Equal Access and Devnet generally secure multi-year license agreements with real estate owners for the exclusive right to lease intra-building fiber capacity to third parties. Under current FCC regulations, commercial real estate owners have the right to control wiring within their premises, beyond the demarcation point at which telecommunications carriers terminate their facilities. The demarcation point is typically at a minimum point of entry to the building such as the basement. These rules allow the real estate owners or managers to install and maintain their own inside wiring, or to contract with companies, such as Equal Access or Devnet, to maintain wiring on their behalf. If laws or regulations are enacted that effectively require building owners to give inside wiring access to all requesting telecommunications providers on nondiscriminatory terms, Equal Access' and Devnet's ability to secure and maintain exclusive inside wiring contracts may be inhibited.

     As of December 31, 2000, there is no federal legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services. However, such requirements have been adopted in certain states. For example, requirements in California, Connecticut, Texas and Massachusetts generally require commercial real estate owners to provide nondiscriminatory access to requesting telecommunications providers that have customers within a building, and limit what the real estate owner may charge for such access. Massachusetts recently added new rules that also require owners or controllers of rights-of-way, including owners of commercial buildings and certain multi-tenant dwellings, to provide non-discriminatory access to a carrier upon a tenant's request. The California Public Utilities Commission recently ruled that carriers cannot enter, on a prospective basis, into exclusive access agreements with property owners that would restrict the access of other carriers to the property or discriminate against the facilities of other carriers. Other states, such as Nebraska and Ohio, have adopted similar exclusive contract prohibitions. Although these requirements generally permit telecommunications carriers to install their own inside wiring, there is no requirement that real estate owners allow such carriers to use existing inside wiring. Thus, in certain states, telecommunications carriers are permitted to construct inside wiring within buildings even if a provider such as Equal Access or Devnet already have existing facilities.

     Federal laws and regulations concerning building access have been considered in the past and may be adopted in the future. On June 10, 1999, the FCC initiated an inquiry into riser access in multiple tenant environments and requested comment on the following issues:

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     .    the FCC's tentative conclusion that utilities must allow
          telecommunications and cable service providers access to rooftop and other rights-of-way and utility shaft conduits in multiple tenant environments on just, reasonable and nondiscriminatory rates, terms and conditions; and

     . whether incumbent local telephone companies should make available unbundled access to riser cable and wiring within multiple tenant environments.

     On October 25, 2000, the FCC released its decision to promote competition between telecommunication carriers by regulating access to multiple tenant buildings. The FCC's decision will bar telecommunications carriers from entering into exclusive contracts with commercial building owners in the future. Because Equal Access and Devnet are not "telecommunications carriers", the FCC's decision does not apply to them or their dealings with building owners. The FCC's decision will also require local exchange carriers and other utilities already within multiple tenant buildings to provide other telecommunications carriers and cable service providers reasonable and non-discriminatory access to conduits and rights-of-way located in customer buildings and campuses, to the extent such conduits and rights-of-way are owned or controlled by the utility. This requirement will not apply directly to Equal Access or Devnet because they are not telecommunications carriers or utilities. However, this requirement may apply to telecommunications carriers and utilities holding separate access rights to those of Equal Access and Devnet in FiberNet buildings, and it may also apply to Equal Access' and Devnet's telecommunications carrier customers. Depending on how these rules are interpreted, these requirements may facilitate our competitors' entry into buildings in which we offer our services by permitting our competitors to gain access through the separate access rights currently held by local exchange carriers or other utilities in the same buildings. We cannot predict how the FCC's rules will be interpreted regarding this requirement or what, if any, effect such an interpretation would have on Equal Access or Devnet. The FCC also established procedures to enable building owners to request that the incumbent local exchange carrier move the demarcation point, the point at which the telecommunications network wiring under the incumbent local exchange carrier's control ends and wiring under building owner/end-user control begins, to the minimum point of entry. The minimum point of entry is defined as either the closest practicable point to where the wiring crosses a property line or the closest practicable point to where the wiring enters a multi-tenant building or buildings. The FCC's procedures to clarify the demarcation point in multi-tenant buildings do not place an obligation on Equal Access, Devnet or Local Fiber, because none of these entities are incumbent local exchange carriers. However, we cannot predict the FCC's implementation of its demarcation point procedures or the consequences resulting from a building owner's decision to locate the demarcation point at the minimum point of entry.

The FCC has also issued a further notice requesting comments on, among other things, whether:

     . the prohibition on exclusive access contracts in commercial buildings should be extended to residential buildings;

     . to apply retroactively the bar on exclusive contracts in commercial or residential buildings;

     . to prevent carriers from obtaining other preferential benefits from building owners, such as exclusive marketing; and

     . it has authority to prevent a local exchange carrier from providing service to a building, if the owner of the building unreasonably prevents competing carriers from gaining access to potential customers located in the building.

     In addition, legislation has recently been introduced in the U.S. House of Representatives that covers similar issues concerning access to building risers and rights-of-way. Legislation was enacted on October 23, 2000, which increases access for competitive carriers in buildings where the federal government is the owner or tenant. We cannot predict the outcome of the FCC's proceeding or of any legislation, nor what effect, if any, it may have on our business.

Liability for Internet Content

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

     There have been various statutes, regulations and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability.

Other Regulations

     Our operations are subject to various federal, state, local and foreign environmental, safety and health laws and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species and the health and safety of our employees.

     Although we monitor compliance with environmental, safety and health laws and regulations, we cannot ensure that our operations have been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions imposed by governmental authorities if we fail to obtain certain permits or violate the laws and regulations. We do not expect any capital or other expenditures for compliance with laws, regulations or permits relating to the environment, safety and health to be material in 2001.

     In addition, our business may be subject to environmental laws requiring the investigation and cleanup of contamination at sites we own or operate or at third party waste disposal sites. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. Although we operate numerous sites in connection with our operations, we are not aware of any liability relating to contamination at these sites or third party waste disposal sites that could have a material adverse effect on our business or financial condition.

Employees

     As of December 31, 2000, we had 194 employees, including 21 in engineering, 90 in network operations, 9 in network construction, 42 in sales and marketing, 13 in real estate services, and 19 in finance and administration. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

Our principal offices are located at 570 Lexington Avenue, in New York, New York where we lease an aggregate of approximately 12,195 square feet. The term for these premises expires in 2008. Our subsidiary, Devnet, is located at 325 Riverside Avenue, Westport, Connecticut. We lease 4,930 square feet under a lease that expires in 2001, with an option to extend the lease to 2006, and 3,260 square feet under a lease that expires in 2002, with an option to extend the lease to 2007. We also lease additional office space in Garden City, New York consisting of 3,800 square feet under a lease that expires in 2005. In addition, we have office space in Rochester, New York, our former headquarters, which we are currently subleasing. We lease 15,000 square feet under a lease that expires in 2005. Currently, our NOC is located at 60 Hudson Street in New York, and we are in the process of relocating this facility to the Gateway Center in Newark, New Jersey. Our warehouse facility is located in Long Island City, New York. We lease 6,500 square feet under a lease that expires in 2005. We have also leased two facilities at major carrier hotels in New York, New York. These facilities are located at 60 Hudson Street and at 111 Eighth Avenue. The lease for the 15,239 square feet facility at 60 Hudson Street extends through 2008 and the lease for the 5,672 square feet facility at 111 Eighth Avenue extends through 2015. Additionally, we lease space in carrier hotels at 600 S. Federal Street in Chicago consisting of 6,588 square feet under a lease which expires in 2015, and at 707 Wilshire Boulevard in Los Angeles consisting of 7,465 square feet under a lease which expires in 2010. We also lease space for other network-related facilities and in the basements of our on-net buildings for our central equipment rooms. We intend to lease additional space in the next 12 months.

Legal Proceedings

We are currently not a party to any material legal proceedings.

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Recent Transactions

Please see the applicable prospectus supplement and our recent public filings for recent developments.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Issuances and Financings

November 1997 Private Placement

     In connection with a corporate restructuring, on November 27, 1997, we issued series A and B preferred stock in a private placement. Messrs. Petrocelli, Polan and Tortoretti, certain of our then officers and directors, received series B preferred stock through entities beneficially controlled by them. These entities included SMFS, Inc. and LTJ Group, Inc., beneficial owners of 5% of our common stock, and LPS Consultants, Inc. Mr. Petrocelli is the president and chief executive officer of Petrocelli Electric Co. and SMFS, Inc., Mr. Polan controls LPS Consultants, Inc. and Mr. Tortoretti is a principal of LTJ Group, Inc.

Option Grants

     On November 24, 1997, we granted Messrs. Petrocelli, Polan and Tortoretti stock options to each purchase 190,000 shares of our common stock.

     On March 29, 1999, we entered into an agreement with Richard Sayers, one of our directors, for financial advisory services in connection with our financing needs. Pursuant to this agreement, we granted Mr. Sayers stock options to purchase 250,000 shares of our common stock. Stock options to purchase 125,000 shares vested on March 29, 1999 and the remaining 125,000 options vested in equal monthly installments during the one year term of the agreement.

May 1999 Private Placement

     On May 7, 1999, we entered into a $14.1 million financing transaction pursuant to which we issued convertible notes, series C preferred stock, class A warrants and class B warrants. In addition, all of our outstanding series B preferred stock was converted into common stock.

     Signal Equity Partners, L.P., Concordia Telecom Management, L.L.C. and Taurus Telecommunications, Inc. were among the investors in this transaction. As part of this financing, the size of our board of directors was expanded from three to six directors, with the addition of Mr. Bradley, a managing partner of Signal Equity Partners, Mr. Liss, the sole member of Concordia, and Mr. Sayers, the president of Taurus Telecommunications. Mr. Liss was also appointed as our president and chief executive officer. The transaction also resulted in the resignation from our board of directors of Messrs. Chiaino, Petrocelli and Polan. These vacant seats on our board of directors were filled by Messrs. Farmer, Mahoney and Tortoretti. Also in connection with this transaction, Messrs. Tortoretti, Petrocelli and Polan granted an irrevocable proxy to Signal Equity Partners, Trident Telecom Partners and Concordia Telecom Management to vote all of the shares beneficially owned by them at all meetings of our stockholders.

June 1999 Conversion Warrants

     At the time of the May private placement, we had outstanding payables to Messrs. Chiaino, Petrocelli, Polan, Tortoretti and entities controlled by them. We paid these accounts payable as follows:

     . on June 30, 1999, we issued to Mr. Chiaino 41,664 shares of common stock and warrants to purchase 27,498 shares of our common stock at a purchase price of $0.67 per share.

     . on June 30, 1999, we issued 309,865 shares of our common stock, warrants to purchase 204,511 shares of our common stock at a purchase price of $0.67 per share and warrants to purchase 390,000 shares of our common stock at a purchase price of $1.50 per share to Petrocelli Electric Company Inc., LPS Consultants, Inc. and LTJ Group.

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

     The exercise price of these warrants approximated the fair market value of our common stock on the date the terms of the issuances were determined.

     The warrants issued to Mr. Chiaino, Petrocelli Electric Company Inc., LPS Consultants, Inc. and LTJ Group, may be exercised, in whole or in part, at any time from June 30, 1999 through June 30, 2004, upon payment of the exercise price. The conversion warrants also allow the holders to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

September 1999 Private Placement

     On September 28, 1999, we entered into a further financing transaction pursuant to which we issued 8% senior secured convertible notes due September 28, 2004 to investors in the aggregate principal amount of $12.5 million. These notes were convertible into shares of our common stock at a price of $3.00 per share. Signal Equity Partners, L.P., which beneficially owns more than 5% of our voting securities, participated in this transaction.

November 1999 Conversion and Exchange Transaction

     On November 30, 1999, pursuant to a conversion and exchange agreement, the September notes and the notes issued in the May 1999 and September 1999 financings, were converted into shares of our common stock. In connection with this conversion, we issued:

     . 309,143 shares of our series D preferred stock and 40,551 shares of our series F preferred stock to Signal Equity Partners, L.P., a beneficial owner of 5% of our voting shares;

     . 336,025 shares of our common stock to Concordia Telecom Management, L.L.C., of which Michael Liss, our president, chief executive officer and one of our directors, is the sole member; and

     .    6,868 shares of our series E preferred stock to Taurus
          Telecommunications, Inc., of which Mr. Sayers, one of our directors, is the president.

Nortel Networks Inc.

     Nortel has invested $50 million in our business. In June 2000, Nortel invested $20 million by purchasing 2,000,000 shares of our series G preferred stock in a private placement. On July 31, 2000, Nortel surrendered its series G preferred stock and accrued dividends on that preferred stock and invested an additional $22.5 million in a second private placement in exchange for 426,333 shares of our series H preferred stock at $10.00 per share, on an as converted basis. On August 11, 2000, Nortel invested $7.5 million by purchasing 62,500 shares of our series I preferred stock at $12.00 per share, on an as converted basis.

Related Party Transactions

Landtel Telecommunications Group, Inc.

     From 1997 to 1999, we paid Landtel consulting fees ranging from $83,000 to $125,000 per year for management, engineering and network development services. Mr. Tortoretti is the majority shareholder of Landtel.

LPS Consultants, Inc.

     During 1998, we paid consulting fees of $75,000 to LPS Consultants, which is controlled by Mr. Polan.

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

Petrocelli Electric Co.

     Petrocelli Electric, which is controlled by Mr. Petrocelli, received consulting fees from 1997 to 1999 ranging from $100,000 to $120,000 per year.

SMFS, Inc.

     During 1998, we entered into three contracts with SMFS, which is controlled by Mr. Petrocelli, for electrical contracting. The total value of these contracts was $2.5 million.

Concordia Telecom Management, L.L.C.

     In connection with our May 1999 financing, we entered into an agreement with Concordia for investment banking services, under which Concordia received a fee of $145,000. Mr. Liss, our president, chief executive officer, and one of our directors, is the sole member of Concordia.

Nortel Networks Inc.

     On June 22, 2000 we amended our existing master purchase agreement with Nortel, so that we now have the right to purchase up to $260 million worth of optical networking equipment and related services at predetermined volume-based pricing by 2002.

Signal Equity Management Corp.

     On July 20, 2000, we entered into an agreement with Signal for financial advisory services, in connection with the Devnet acquisition, under which Signal received a fee of $250,000. Mr. Bradley, one of our directors, is the president of Signal.

Waterview Advisors LLC.

     On July 20, 2000, we entered into an agreement with Waterview Advisors for financial advisory services, in connection with the Devnet acquisition. Under this agreement, Waterview Advisors received a fee of $250,000. Mr. Vrattos, one of our directors, is a managing director of Waterview Advisors.

     We believe that the terms of our agreements entered into with related parties are comparable to those that would have resulted from arms-length negotiations with any unrelated party.

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

                          THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     .  150,000,000 shares of common stock, $0.001 par value per share;

     . 20,000,000 shares of undesignated preferred stock, par value $0.001 per share, of which 2,723,333 shares have been designated as follows:

        -- 133,333 shares of series C preferred stock, $0.001 par value per share;

        -- 500,000 shares of series D preferred stock, $0.001 par value per share;

        -- 750,000 shares of series E preferred stock, $0.001 par value per share;

        -- 500,000 shares of series F preferred stock, $0.001 par value per share;

        -- 750,000 shares of series H preferred stock, $0.001 par value per share; and

        -- 90,000 shares of series I preferred stock, $0.001 par value per share.


Common Stock

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as declared by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Series C Preferred Stock

     The series C preferred stock entitles the holder thereof to 117.03 votes per share on all matters as to which common stock may vote. The series C preferred stock may be converted into common stock at any time at the option of the holder. Additionally, the series C preferred stock automatically converts into common stock upon the conversion of series C preferred stock owned or held by Signal Equity Partners, L.P. or upon the consummation of an underwritten public offering that either results in net proceeds to us of $75 million or otherwise on terms reasonably acceptable to Signal. The conversion ratio for the series C preferred stock is one share of common stock for every one share of series C preferred stock, subject to certain customary anti-dilution adjustments that may be made from time to time. In the event of a liquidation, after we pay our debts and other liabilities, the holders of the series C preferred stock are entitled to receive $1.50 per share plus any accrued but unpaid dividends before any distribution to holders of common stock. The holders of series C preferred stock are also entitled to certain anti-dilution protections. The holders of series C preferred stock are entitled to dividends when, as and if declared by our board of directors on the common stock on a ratable basis based upon the number of shares of common stock into which the series C preferred stock is then convertible.

Series D, E and F Preferred Stock

     The series D, E and F preferred stock may be converted into common stock at any time at the option of the holder. Additionally, the series D, E and F preferred stock shall be deemed to be converted upon written notice of the conversion of the series D, E or F preferred stock by Signal. The series D, E and F preferred stock automatically convert upon the consummation of an underwritten public offering that either results in net proceeds to us of $75 million or otherwise on terms reasonably acceptable to Signal. The conversion ratio for the conversion of the series D, E and F preferred stock into common stock is equal to ten shares of common stock for every one share of series D, E or F preferred stock, subject to customary anti-dilution adjustments that may be made from time to time. The series D, E and F preferred stock are not entitled to vote. In the event of a liquidation, after payment of our debts and other liabilities, the holders of the series D and E preferred stock are entitled to receive $15.00 per share of series D or E preferred stock held plus any accrued but unpaid dividends before any distribution to holders of common stock. The holders of the series F preferred stock are entitled to receive $30.00 per share of series F preferred stock held plus any accrued but unpaid dividends before any distribution to holders of common stock. The holders of the series D preferred stock are entitled to receive dividends at a rate of 4% per annum on the base amount of $15.00 per share of preferred stock. The holders of the of the series E and F preferred stock are entitled to receive dividends at a rate of 8% per annum, on the base amount of $15.00 for the series E preferred stock and $30.00 the series F preferred stock per share of preferred stock.

Series H and I Preferred Stock

     The series H and I preferred stock may be converted into common stock at any time at the option of the holder. Additionally, the series H and I preferred stock shall automatically convert upon the consummation of an underwritten public offering that results in net proceeds to us of $75 million. The conversion ratio for the conversion of the series H and I preferred stock into common stock is equal to ten shares of common stock for every one share of series H or I preferred stock, subject to customary anti-dilution adjustments that may be made from time to time. The series H and I preferred stock are not entitled to vote. In the event of a liquidation, after payment of our debts and other liabilities, the holders of the series H preferred stock are entitled to receive $100.00 per share and the holders of the Series I preferred stock are entitled to receive $120.00 per share, each in addition to any accrued but unpaid dividends before any distribution to holders of common stock. The holders of the series H preferred stock are entitled to receive dividends at a rate of 8% per annum on the base amount of $100.00 per share. The holders of the of the series I preferred stock are entitled to receive dividends at a rate of 8% per annum, on the base amount of $120.00 per share.

Other Preferred Stock

     Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock from time to time without stockholder approval. Our board of directors is also authorized to establish the number of shares to be included in such series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of FiberNet or an unsolicited acquisition proposal.

     If we offer a series of preferred stock, we will describe the particular terms and conditions of the series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to that series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

     .  its title;

     . the number of shares offered, any liquidation preference per share and the purchase price;

     . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

     . if dividends apply whether they shall be cumulative or non-cumulative and, if cumalative, the date from which dividends shall accumulate;

     .  any procedures for any auction and remarketing;

     .  any provisions for a sinking fund;

     .  any provisions for redemption;

     . any listing of such preferred stock on any securities exchange or market;

     . the terms and conditions, if applicable, upon which it will be convertible into our common stock or another series of our preferred stock, including the conversion price (or manner of calculation thereof) and conversion period;

     . the terms and conditions, if applicable, upon which it will be exchangeable into our debt securities, including the exchange price (or manner of calculation thereof) and exchange period;

     .  any voting rights;

     . a discussion of any applicable material and/or special United States federal income tax considerations;

     . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     . any other specific terms, preferences, rights, limitations or restrictions.


Stockholders Agreement

     We have entered into a stockholders agreement with holders of approximately 47,359,487 shares of our common stock, including 15,029,498 shares of common stock issuable upon the conversion of our preferred stock, 7,711,180 shares of our common stock issuable upon the exercise of warrants and 3,550,655 shares of our common stock issuable upon the exercise of options. All provisions of the stockholders agreement, including those described below, may be amended from time to time by us and Signal Equity Partners, as the majority in interest, and under certain circumstances with the additional consent of Nortel Networks Inc.

     Proxy. Pursuant to the stockholders agreement, LTJ Group, Inc., SMFS, Inc. and LPS Consultants, Inc. granted an irrevocable proxy to Signal Equity Partners, Trident Telecom Partners and Concordia Telecom Management to vote all of the shares, an aggregate of 12,035,580 shares beneficially owned by them at all meetings of our stockholders. The proxy expires on June 30, 2001.

     Pre-emptive Rights. The parties to the stockholders agreement have certain pre-emptive rights, pursuant to which we may not sell any of our capital stock, equity securities or debt securities which are convertible into any equity security, or any options or warrants or other rights to subscribe for, purchase or otherwise acquire any of our securities unless we first offer to sell such securities to the parties to the agreement. Such offer may specify that all or a minimum amount of securities must be sold in such offering.

     Lock-up. Parties to the stockholders agreement shall not transfer any of their stock for the period provided for in any lock-up agreement entered into by such stockholder at the request of the underwriters of a public offering with proceeds to us of at least $75 million or otherwise on terms reasonably acceptable to Signal and Nortel. If the stockholder does not enter into a lock-up agreement, pursuant to our stockholders agreement they will not be permitted to transfer any of their stock until July 1, 2001.

     Additional Transfer Restrictions. The parties to this agreement may not transfer any of their stock to anyone other than certain affiliates without complying with certain tag-along, right of first offer and drag-along rights. The tag-along rights are only applicable to a holder who desires to sell twenty percent (20%) or more of our common stock, as determined on a fully diluted basis, and require such a seller to allow the other stockholders to participate in the sale up to their proportionate percentage of the aggregate number of shares of common stock. The right of first offer provides that in the event that Signal proposes to have us transfer all or substantially all of our outstanding stock and such a transfer would include at least fifty percent (50%) of the stock owned or held by Signal, then Trident Telecom Partners LLC and certain of our other stockholders have the exclusive right of first offer to purchase all of the stock of Signal included in such offer for ten days. If this right of first offer is not exercised or does not apply, and our board of directors, with the consent of the directors appointed by Signal, approves a sale of a majority of our stock, a merger or consolidation with another entity in which our stockholders will receive cash or securities of such other entity in exchange for their shares, or a sale of all or substantially all of our assets, then all of the parties to the stockholders agreement must participate in such transaction.


Registration Rights

     The following registration rights are subject to certain conditions and limitations, including:

     .  the limitations on transfer contained in our stockholders agreement; and

     . the right of underwriters of an offering generally to limit the number of shares included in any such registration under certain circumstances.

     We are a party to three different registration rights agreements. As of December 31, 2000, the holders of approximately 50,894,732 shares of common stock, including shares that the holders have the rights to acquire, can cause us to register their shares of common stock for public resale pursuant to one of our three registration rights agreements as more fully described below.


Demand Rights

     May 7, 1999 Registration Rights Agreement. Under a registration rights agreement dated May 7, 1999, any two of Signal Equity Partners, L.P., Concordia Telecom Management LLC, or Trident Telecom Management LLC may demand that we register, as of December 31, 2000, up to approximately 35,538,075 shares of our common stock, including shares that the holders have the rights to acquire, held by stockholders that purchased securities under the May or September purchase agreements and certain other stockholders. These demand rights may be exercised on two occasions.

     In addition, any party to our registration rights agreement dated May 7, 1999, who has obtained the consent of Signal and Concordia or the consent of Trident and Concordia, may request that we register the shares held by them on a Form S-3 registration statement. This demand right is limited to two requests within a 12 month period. The registration rights of these stockholders will terminate when the shares held by them may be sold under Rule 144 under the Securities Act.

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

     Metromedia Fiber Network Services, Inc. Registration Rights Agreement. We have entered into an exchange and registration rights agreement with Metromedia Fiber Network Services, Inc., dated as of December 17, 1999. Under this agreement, under certain circumstances, Metromedia may demand that we register all or part of their 5,000,000 shares of common stock. This demand right may be exercised on two occasions.

     Nortel Networks Inc. Registration Rights Agreement. We have entered into a registration rights agreement with Nortel Networks Inc., dated as of June 30, 2000. Under this agreement, Nortel may demand that we register up to 4,888,330 shares of our common stock held by them. This demand right may be exercised on two occasions.

     In addition, Nortel may request that we register the shares held by them on a Form S-3 registration statement. This demand right is limited to two requests within a 12 month period. This right will terminate when the shares held by Nortel may be sold under Rule 144 under the Securities Act.


Piggyback Rights

     Pursuant to our registration rights agreements, as of December 31, 2000, the holders of approximately 50,894,732 shares of our common stock and shares of our common stock issuable upon the exercise of outstanding options and warrants will be entitled to piggyback registration rights with respect to registration of their shares under the Securities Act, subject to various limitations, including receiving the consent of Concordia and either of Trident or Signal. These piggyback registration rights require us to notify the holders anytime we propose to register any of our securities under the Securities Act, whether for our own account or for the account of other security holders exercising registration rights, and to use our best efforts to include their shares of common stock in the registration.


Delaware Law and Certain Charter and By Law Provisions

     The provisions of Delaware law and of our certificate of incorporation and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of FiberNet.

     Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a business combination is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an interested stockholder is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors or president.


Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is First Union National Bank.

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                         DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

     We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

                                    General

     . We will describe in each prospectus supplement the following terms relating to a series of notes:

     .  the title;

     .  any limit on the amount that may be issued;

     . whether or not we will issue the series of notes in global form, the terms and who the depository will be;

     .  the maturity date;

     . the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

     . whether or not the notes will be secured or unsecured, and the terms of any secured debt;

     .  the terms of the subordination of any series of subordinated debt;

     .  the place where payments will be payable;

     . our right, if any, to defer payment of interest and the maximum length of any such deferral period;

     . the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

     . the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

     . whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

     . whether we will be restricted from incurring any additional indebtedness;

     . a discussion on any material or special United States federal income tax considerations applicable to the notes;

     . the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

     . if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated; and

     . any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

                         Conversion or Exchange Rights

     We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

                         Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

                     Events of Default Under the Indenture

     The following are events of default under the indentures with respect to any series of notes that we may issue:

     . if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

     . if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

     . if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

     . if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

     . the direction so given by the holder is not in conflict with any law or the applicable indenture; and

     . subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     . A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     . the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

     . the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

     . the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

                       Modification of Indenture; Waiver

     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     .  to fix any ambiguity, defect or inconsistency in the indenture; and

     . to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

     .  extending the fixed maturity of the series of notes;

     . reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

     . reducing the percentage of notes, the holders of which are required to consent to any amendment.

                                   Discharge

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

     .  register the transfer or exchange of debt securities of the series;

     .  replace stolen, lost or mutilated debt securities of the series;

     .  maintain paying agencies;

     .  hold monies for payment in trust;

     .  compensate and indemnify the trustee; and

     .  appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

                         Form, Exchange, and Transfer

     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

     If we elect to redeem the notes of any series, we will not be required to:

     . issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

     . register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

                 Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

                           Payment and Paying Agents

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

                                 Governing Law

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

                      Subordination of Subordinated Notes

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

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                            DESCRIPTION OF WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

                                    General

     We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

     .  the offering price and aggregate number of warrants offered;

     .  the currency for which the warrants may be purchased;

     . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

     . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

     . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

     . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

     . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

     .  the terms of any rights to redeem or call the warrants;

     . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

     . the dates on which the right to exercise the warrants will commence and expire;

     .  the manner in which the warrant agreement and warrants may be modified;

     .  federal income tax consequences of holding or exercising the warrants;

     .  the terms of the securities issuable upon exercise of the warrants; and

     . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

     . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

     . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

                             Exercise of Warrants

     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York City, New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

                Enforceability of Rights By Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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

                         LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

                              Book-Entry Holders

     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

                              Street Name Holders

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

                                 Legal Holders

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

                  Special Considerations for Indirect Holders

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     .    how it handles securities payments and notices;

     .    whether it imposes fees or charges;

     . how it would handle a request for the holders' consent, if ever required;

     . whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     . how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     . if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

                               Global Securities

     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

                 Special Considerations for Global Securities

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     . An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

     . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Legal Ownership of Securities" above;

     . An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

     . An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     . The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

     . The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book- entry system use immediately available funds, and your broker or bank may require you to do so as well; and

     . Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

         Special Situations When a Global Security will be Terminated

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:

     . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

     . if we notify any applicable trustee that we wish to terminate that global security; or

     . if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                             PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

     .    through dealers or agents to the public or to investors;

     .    to underwriters for resale to the public or to investors;

     .    directly to investors; or

     .    through a combination of such methods.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

     .    the name or names of any agents, dealers or underwriters;

     . the purchase price of the securities being offered and the proceeds we will receive from the sale;

     . any over-allotment options under which underwriters may purchase additional securities from us;

     . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

     .    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     .    any securities exchanges on which such securities may be listed.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Attorneys for Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. collectively own 11,827 shares of our common stock.


                                    EXPERTS

     Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements for the years ended December 31, 1998 and 1999, and for the six-month period ended December 31, 1997, as described in their report. We have incorporated by reference our consolidated financial statements in the prospectus and elsewhere in this registration statement in reliance on Arthur Andersen LLP's report given on their authority as experts in accounting and auditing.

     Mendelsohn Kary Bell & Natoli, independent public accountants, have audited our consolidated financial statements for the period from August 10, 1994, the date of our inception, to June 30, 1997, and for the fiscal year ended June 30, 1997, as described in this report. We have incorporated by reference our consolidated financial statements in the prospectus and elsewhere in this registration statement in reliance on Mendelsohn Kary Bell & Natoli's report given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

     -- inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or,

     -- obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

     . Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on March 30, 2000;
     .    Current Report on Form 8-K, filed on April 14, 2000;

     . Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed on May 15, 2000;
     .    Current Report on Form 8-K filed on June 8, 2000;
     .    Current Report on Form 8-K filed on July 11, 2000;
     .    Current Report on Form 8-K filed on August 4, 2000;
     . Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed on August 11, 2000;
     .    Current Report on Form 8-K, filed on August 15, 2000; and
     . Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed on November 9, 2000.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

     Investor Relations, FiberNet Telecom Group, Inc., 570 Lexington Avenue, New York, New York 10022.

                                     LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

  SEC Registration Fee.......................................  $   39,563
  Nasdaq National Market Additional Listing Fee..............      25,000*
  Printing and Engraving Fees................................     150,000*
  Legal Fees and Expenses....................................     500,000*
  Accounting Fees and Expenses...............................     250,000*
  Blue Sky Fees and Expenses.................................      10,000*
  Transfer Agent and Registrar Fees..........................      10,000*
  Miscellaneous..............................................     115,437*
                                                                ----------
                                                                1,100,000
  Total......................................................   ==========

     *  Estimated

Item 15.   Indemnification of Directors and Officers.

     Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was one of our directors or officers or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, that is one brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law,
Article VII of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

     . from any breach of the director's duty of loyalty to us or our stockholders;

     . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     .    under Section 174 of the Delaware General Corporation Law; and

     . from any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that we must indemnify our directors, officers, and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Item 16.  Exhibits.

The following exhibits are filed with this registration statement:

  Exhibit
  -------
  Number                         Description of Exhibit
 --------       ----------------------------------------------------

    2.1 Agreement and Plan of Reorganization, dated as of June 2, 2000, by and among us, FiberNet Holdco, Inc., FiberNet Merger Sub, Inc., Devnet Merger Sub, LLC, Devnet L.L.C. and FP Enterprises L.L.C. (excluding the annexes, schedules and exhibits thereto) (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on June 8, 2000).

   *4.1      Form of certificate for our Common Stock.

   *4.2 Form of Warrant to purchase our Common Stock at a purchase price of $0.67 per share, issued in connection with a private placement on May 7, 1999.

   *4.3 Form of Warrant to purchase our Common Stock at a purchase price of $1.50 per share, issued in connection with a private placement on May 7, 1999.

    4.4 Stockholders Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit H of Schedule 13D, filed on May 17, 1999 with respect to our Common Stock).

    4.5 Registration Rights Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit I of Schedule 13D filed on May 17, 1999 with respect to our Common Stock).

   **4.6 Amendment, dated as of June 30, 1999, between FiberNet Telecom Group, Inc. and Signal Capital Partners, L.P. (currently known as Signal Equity Partners, L.P.), as the Majority in Interest of the Purchasers, to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein.

    4.7 Second Amendment, dated as of June 30, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit 4.2 to our Form 8-K filed on July 11, 2000).

 Exhibit
 -------
  Number                         Description of Exhibit
 --------       ----------------------------------------------------


    4.8 Third Amendment, dated as of July 28, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on August 4, 2000).

    4.9 Fourth Amendment, dated as of August 11, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein. (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on August 15, 2000).

  **4.10 Fifth Amendment, dated as of August 28, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority of Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein.


   4.11 Warrant Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc. (incorporated by reference to Exhibit 4.2 of our Form 10-QSB filed on May 15, 2000).

   *4.12 Warrant Agreement, dated as of July 31, 2000 by and among us and First Union National Bank.

   4.13 Warrant Escrow Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc., Toronto Dominion (Texas), Inc. and Bankers Trust Company (incorporated by reference to Exhibit 4.3 of our Form 10-QSB filed on May 15, 2000).

   4.14 Registration Rights Agreement, dated as of June 30, 2000, between FiberNet Telecom Group and Nortel Networks Inc. (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on July 11, 2000).

  **4.15     Form of Senior Indenture

  **4.16     Form of Subordinated Indenture

   +4.17     Form of Warrant.

   +4.18     Form of Certificate of Designation of Preferred Stock.

   +5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of Securities being registered.

 Exhibit
 -------
Number                            Description of Exhibit
-------           --------------------------------------------------------------


   *10.1 Master Purchase Agreement dated as of December 31, 1999, between us and Nortel Networks Inc.


   *10.2 Employment Agreement, dated as of January 18, 2000 between us and Lance L. Mickel.


   *10.3  Note in favor of First Union National Bank dated as of July 31, 2000.


   *10.4 Employment Agreement dated as of May 23, 2000 between us and Allan Zendle.


   *10.5 Employment Agreement dated as of June 17, 2000 between us and Warren Miller.


   *10.6 First Amendment and Consent to the Credit Agreement, dated as of July 14, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc.


   *10.7 Second Amendment to the Credit Agreement, dated as of July 28, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc.

   *10.8 First Amendment to Borrower Pledge Agreement, dated as of August 7, 2000, between FiberNet Operations, Inc., and Deutsche Bank AG New York Branch.


  **10.9 Subsidiary Security Agreement, dated as of August 7, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.

  *10.10 Subsidiary Guaranty Agreement, dated as of August 7, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.


  *10.11 Pledge Agreement, dated as of August 7, 2000, by and between us and Deutsche Bank AG New York Branch.


  *10.12 Pledge Agreement, dated as of August 7, 2000, by and between us and Deutsche Bank AG New York Branch.


  *10.13 Guaranty Agreement, dated as of July 14, 2000, by and between us and Deutsche Bank AG New York Branch.


  *10.14 Security Agreement, dated as of July 14, 2000, by and between us and Deutsche Bank AG New York Branch.

 Exhibit
 -------
Number                            Description of Exhibit
-------           --------------------------------------------------------------

  *10.15 Assignment and Assumption Agreement, dated as of August 11, 2000, by and between us and FiberNet Operations, Inc.

  *10.16 Amendment Number 1 to Master Purchase Agreement, effective as of June 22, 2000, between us and Nortel Networks Inc.

  **23.1  Consent of Arthur Andersen LLP.


  **23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. included in Exhibit 5.1.

  **23.3 Consent of Mendelsohn Kary Bell & Natoli, P.C., Certified Independent Auditors.


   *24.1  Powers of Attorney.

 *  Previously filed.
**  Filed herewith.
 + To be filed by amendment or subsequently incorporated by reference into this registration statement.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, repres ent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 10, 2001.


                                      FiberNet Telecom Group, Inc.

                                             /s/ Michael S. Liss
                                      By:
                                                 Michael S. Liss
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

           Signature                          Title                     Date
---------------------------      -----------------------------     ------------------
/s/ Michael S. Liss              President, Chief Executive          January 10, 2001
                                 Officer, and Director
                                 (principal executive officer)
    Michael S. Liss


/s/   Jon A. DeLuca              Chief Financial Officer             January 10, 2001
                                 (principal financial and
                                 accounting officer)
      Jon A. DeLuca


/s/ Roy (Trey) D. Farmer III     Chief Operating Officer,            January 10, 2001
                                 Executive Vice President and
    Roy (Trey) D. Farmer III     Director


             *                   Director                            January 10, 2001

    Timothy P. Bradley

           Signature                          Title                       Date
-------------------------------  -------------------------------  --------------------
               *                            Director                January 10, 2001

       Steven G. Chrust


               *                            Director                January 10, 2001

      Philip L. DiGennaro


               *                            Director                January 10, 2001

      Charles J. Mahoney


               *                            Director                January 10, 2001

       Richard E. Sayers


               *                            Director                January 10, 2001

        William Vrattos

* By executing his name hereto, Michael S. Liss is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                             /s/   Michael S. Liss
By:
                                   Michael S. Liss
                                   Attorney-in-fact

                                 EXHIBIT INDEX

The following exhibits are filed with this registration statement:

 Exhibit
 -------
Number                            Description of Exhibit
-------           --------------------------------------------------------------

    2.1 Agreement and Plan of Reorganization, dated as of June 2, 2000, by and among us, FiberNet Holdco, Inc., FiberNet Merger Sub, Inc., Devnet Merger Sub, LLC, Devnet L.L.C. and FP Enterprises L.L.C. (excluding the annexes, schedules and exhibits thereto) (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on June 8, 2000).

   *4.1      Form of certificate for our Common Stock.

   *4.2 Form of Warrant to purchase our Common Stock at a purchase price of $0.67 per share, issued in connection with a private placement on May 7, 1999.

   *4.3 Form of Warrant to purchase our Common Stock at a purchase price of $1.50 per share, issued in connection with a private placement on May 7, 1999.

    4.4 Stockholders Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit H of Schedule 13D, filed on May 17, 1999 with respect to our Common Stock).

    4.5 Registration Rights Agreement, dated as of May 7, 1999 by and among us and the stockholders listed therein (incorporated by reference to Exhibit I of Schedule 13D filed on May 17, 1999 with respect to our Common Stock).

  **4.6 Amendment, dated as of June 30, 1999, between FiberNet Telecom Group, Inc. and Signal Capital Partners, L.P. (currently known as Signal Equity Partners, L.P.), as the Majority in Interest of the Purchasers, to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein.

    4.7 Second Amendment, dated as of June 30, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit 4.2 to our Form 8-K filed on July 11, 2000).

    4.8 Third Amendment, dated as of July 28, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on August 4, 2000).

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

 Exhibit
 -------
Number                            Description of Exhibit
-------           --------------------------------------------------------------

    4.9 Fourth Amendment, dated as of August 11, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein. (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on August 15, 2000).

  **4.10 Fifth Amendment, dated as of August 28, 2000, between FiberNet Telecom Group, Inc., Signal Equity Partners, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority of Interest of the Purchasers, and Nortel Networks Inc., to the Stockholders Agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc. and the Stockholders listed therein.

    4.11 Warrant Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc. (incorporated by reference to Exhibit 4.2 of our Form 10-QSB filed on May 15, 2000).

   *4.12 Warrant Agreement, dated as of July 31, 2000 by and among us and First Union National Bank.

    4.13 Warrant Escrow Agreement, dated as of April 11, 2000 by and among us, Deutsche Bank Securities Inc., Toronto Dominion (Texas), Inc. and Bankers Trust Company (incorporated by reference to Exhibit 4.3 of our Form 10-QSB filed on May 15, 2000).

    4.14 Registration Rights Agreement, dated as of June 30, 2000, between FiberNet Telecom Group and Nortel Networks Inc. (incorporated by reference to Exhibit 4.1 to our Form 8-K filed on July 11, 2000).

  **4.15     Form of Senior Indenture

  **4.16     Form of Subordinated Indenture

   +4.17     From of Warrant.

   +4.18     Form of Certificate of Designation of Preferred Stock.

   +5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of Securities being registered.

  *10.1 Master Purchase Agreement dated as of December 31, 1999, between us and Nortel Networks Inc.

  *10.2 Employment Agreement, dated as of January 18, 2000 between us and Lance L. Mickel.

  *10.3      Note in favor of First Union National Bank dated as of July 31,
             2000.

 Exhibit
 -------
Number                            Description of Exhibit
-------           --------------------------------------------------------------

  *10.4     Employment Agreement dated as of May 23, 2000 between us and Allan
            Zendle.

  *10.5 Employment Agreement dated as of June 17, 2000 between us and Warren Miller.

  *10.6 First Amendment and Consent to the Credit Agreement, dated as of July 14, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc.

  *10.7 Second Amendment to the Credit Agreement, dated as of July 28, 2000 by and among us, FiberNet Operations, the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Toronto Dominion (Texas), Inc.

  *10.8     First Amendment to Borrower Pledge Agreement, dated as of August 7,
             2000, between FiberNet Operations, Inc., and Deutsche Bank AG New York Branch.

 **10.9 Subsidiary Security Agreement, dated as of August 7, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.

  *10.10 Subsidiary Guaranty Agreement, dated as of August 7, 2000, by and between Devnet L.L.C. and Deutsche Bank AG New York Branch.

  *10.11 Pledge Agreement, dated as of August 7, 2000, by and between us and Deutsche Bank AG New York Branch.

  *10.12 Pledge Agreement, dated as of August 7, 2000, by and between us and Deutsche Bank AG New York Branch.

  *10.13 Guaranty Agreement, dated as of July 14, 2000, by and between us and Deutsche Bank AG New York Branch.

  *10.14 Security Agreement, dated as of July 14, 2000, by and between us and Deutsche Bank AG New York Branch.

  *10.15 Assignment and Assumption Agreement, dated as of August 11, 2000, by and between us and FiberNet Operations, Inc.

  *10.16 Amendment Number 1 to Master Purchase Agreement, effective as of June 22, 2000, between us and Nortel Networks Inc.

   Exhibit
   -------
Number                            Description of Exhibit
------         ------------------------------------------------------------

  **23.1     Consent of Arthur Andersen LLP.


  **23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., included in Exhibit 5.1.


  **23.3 Consent of Mendelsohn Kary Bell & Natoli, P.C., Certified Independent Auditors.


   *24.1     Powers of Attorney.


*  Previously filed.
** Filed herewith.
+ To be filed by amendment or subsequently incorporated by reference into this registration statement.

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